UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

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IDI, INC.

(Name of Registrant As Specified In Its Charter)

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IDI, INC.

2650 North Military Trail, Suite 300

Boca Raton, Florida 33431

February 2, 2016

NOTICE OF ACTION TAKEN

PURSUANT TO WRITTEN CONSENTS OF STOCKHOLDERS

To Our Stockholders:

IDI, Inc. (the “Company”) hereby gives notice to the holders of its common stock, par value $0.0005 per share (“Common Stock”), that certain stockholders of the Company holding a majority in voting power of its outstanding Common Stock have taken certain actions by written consent, which consents are set forth in Appendix A and Appendix B hereto, to approve the issuance of greater than 20 percent of the Company’s outstanding Common Stock underlying (1) the Company’s Series B Non-Voting Convertible Preferred Stock, par value $0.0001 per share (“Series B Preferred”) and (2) warrants (the “Warrants”) to purchase Common Stock issued in connection with the acquisition by the Company (the “Acquisition”) of Fluent, Inc. (“Fluent”) and in connection with certain financing transactions relating to the Acquisition.

The Company’s Common Stock is listed and traded on the NYSE MKT under the symbol “IDI.” Under the NYSE MKT rules, the holders of a majority of the outstanding shares of the Common Stock must approve the issuance of the Common Stock underlying the Series B Preferred and the Warrants because we will have issued in connection with the Acquisition and the related financing transactions securities equal to or in excess of 20 percent of the number of shares of Common Stock outstanding before such issuance. Section 228 of the General Corporation Law of the State of Delaware (“DGCL”) and our organizational documents permit any action that may be taken at a meeting of the stockholders to be taken by written consent by the holders of the number of shares of voting stock required to approve the action at a meeting, provided that the Company’s Board of Directors has previously authorized the Company’s stockholders to take such action by written consent. The Company’s Board of Directors authorized the Company’s stockholders to take such action by written consent. Accordingly, the holders of a majority of the outstanding shares of the Common Stock have approved the issuance of the Common Stock underlying the Series B Preferred and the Warrants issued in connection with the Acquisition and the related financing transactions, subject to the terms and conditions set forth in the documents governing the transactions.

All necessary corporate approvals in connection with the matters referred to in this Information Statement have been obtained, and the Company may issue the shares upon providing necessary notice to its non-consenting stockholders in accordance with DGCL and the U.S. Federal Securities laws. This Information Statement is being furnished to all stockholders of the Company pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, solely for the purpose of informing the non-consenting stockholders of these corporate actions before the Company takes the actions set forth in the written consents. In accordance with Rule 14c-2 under the Exchange Act, the Company may issue the shares of Common Stock underlying the Series B Preferred and the Warrants on the date that is the twenty first (21st) day following the mailing of this Information Statement to the Company’s non-consenting stockholders, subject to notice and approval of the NYSE MKT.

We are mailing this Information Statement to our holders of record as of the close of business on December 7, 2015 and December 30, 2015, which were the dates on which the respective consents received approval of a majority in voting power of our Common Stock. This Information Statement is being provided to you for your information to comply with the Exchange Act requirements. You are urged to read this Information Statement carefully in its entirety. No action is required on your part in connection with this document. No shareholder meeting will be held in connection with this Information Statement. We are not asking you for a proxy and you are requested not to send us a proxy.

We thank you for your continued support.

By order of the Board of Directors

Michael Brauser

Executive Chairman

IDI, INC.

2650 North Military Trail, Suite 300

Boca Raton, Florida 33431

INFORMATION STATEMENT

We are required to deliver this Information Statement to holders of our common stock in order to inform them that stockholders of the Company holding a majority in voting power of its outstanding common stock, have taken certain actions by written consent, which would normally require a meeting of stockholders. December 7, 2015 and December 30, 2015, which were the dates on which the respective consents received approval of a majority in voting power of our Common Stock, have been fixed as the record dates for the determination of stockholders entitled to receive this Information Statement.

THIS INFORMATION STATEMENT IS FIRST BEING SENT ON OR ABOUT FEBRUARY 2,

2016 TO THE RECORD HOLDERS AS OF DECEMBER 7, 2015 AND DECEMBER 30, 2015.

WE ARE NOT ASKING YOU FOR A PROXY

AND YOU ARE NOT REQUESTED TO SEND US A PROXY.

Summary Term Sheet

This Summary Term Sheet and the section titled “Questions and Answers About the Acquisition” summarize certain information contained in this Information Statement, but do not contain all of the information that is important to you. The description and summaries of the documents and agreements below do not purport to be complete and are qualified in their entirety by reference to the actual documents and agreements. You should carefully read this entire Information Statement, including the attached Appendices.

ISSUANCE OF UP TO 22,548,100 SHARES OF COMMON STOCK UNDERLYING 450,962 SHARES OF SERIES B NON-VOTING CONVERTIBLE PREFERRED STOCK; ISSUANCE OF UP TO 949,625 SHARES OF COMMON STOCK UNDERLYING WARRANTS

On November 16, 2015, IDI, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Fluent Acquisition I, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), Fluent Acquisition II, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“Merger Co”), Fluent, Inc., a Delaware corporation (“Fluent”), the sellers of the Company set forth on the signature page hereto (each, a “Seller” and collectively, the “Sellers”), and Ryan Schulke, as the representative of each Seller (the “Representative”). The Company, Merger Sub, Merger Co, Fluent, the Sellers, and the Representative are sometimes referred to herein collectively as the “Parties” and each individually as a “Party.”

The Parties completed the Acquisition (as defined below) (the “Closing”) on December 9, 2015, with certain transactions contemplated by the Acquisition to be effective as of December 8, 2015 (the “Effective Date”). On the Closing date, Merger Sub merged with and into Fluent, with Fluent as the surviving entity (the “Initial Merger”). Following consummation of the Initial Merger, the Company caused Fluent to merge with and into Merger Co (the “Subsequent Merger”, and together with the Initial Merger, the “Acquisition”), with Merger Co as the surviving entity. Immediately following the Subsequent Merger, Merger Co changed its name to “Fluent, LLC” (“Fluent LLC”). On the Closing date, Fluent LLC assumed, all of Fluent’s continuing obligations under the Merger Agreement to be performed after the Subsequent Merger.

As consideration for the Acquisition, at Closing, Sellers received from the Company:

1.	Approximately $103.2 million in cash, inclusive of working capital adjustments, certain amounts paid to holders of vested and unvested stock appreciation rights and change of control payments due to certain Fluent directors, employees and consultants, held back escrow and reserve amounts, of which $1.0 million was held back in connection with any applicable working capital adjustments and $2.0 million was held back in connection with Sellers’ indemnification obligations under the Merger Agreement; and

2.	300,037 shares of the Company’s Series B Non-Voting Convertible Preferred Stock, par value $0.0001 per share (the “Series B Preferred”). Each share of Series B Preferred shall automatically convert into 50 shares of the Company’s common stock, par value $0.0005 (the “Common Stock,” and such shares of Common Stock, the “Conversion Shares”), on the date that is the twenty first (21st) day following the mailing of this Information Statement (the “Conversion Date”). The issuances of Series B Preferred to Sellers were effected in reliance on the exemptions from registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D promulgated thereunder.

In connection with financing the cash portion of consideration in the Acquisition, the Company entered into the following transactions (collectively, the “Financing Transactions”):

Stock Purchase Agreement

On November 16, 2015, the Company entered into a Stock Purchase Agreement providing for the sale of 119,940 shares of Series B Preferred to Frost Gamma Investments Trust (“Frost Gamma”), an affiliate of Phillip Frost, M.D. and a greater than 10% owner of the Company, in exchange for $40 million (the “FGIT Stock Purchase Agreement”). Each share of Series B Preferred shall automatically convert into 50 shares of Common Stock on the Conversion Date. The sale was completed in connection with the Closing of the Acquisition. The Series B Preferred to be issued pursuant to the FGIT Stock Purchase Agreement were exempt from the registration requirements of the Act, in accordance with Section 4(a)(2) of the Securities Act and Regulation D thereunder, as a transaction by an issuer not involving any public offering. The FGIT Stock Purchase Agreement is attached to the Company’s Current Report on Form 8-K filed on November 19, 2015, as Exhibit 4.3, and is incorporated herein by reference.

Securities Purchase Agreements

On November 16, 2015, the Company raised $10 million in gross proceeds from the sale of 29,985 shares of the Company’s Series B Preferred and warrants to purchase up to 749,625 shares of the Company’s Common Stock (each, a “SPA Warrant,” and collectively, the “SPA Warrants”) pursuant to securities purchase agreements (each, a “Securities Purchase Agreement, collectively, the “Securities Purchase Agreements,” and the transactions contemplated thereby, the “Securities Purchase Financing”). Each SPA Warrant is exercisable in whole or in part at any time from the Conversion Date until November 16, 2025. $7 million of such gross proceeds was raised pursuant to a Securities Purchase Agreement between the Company and Frost Gamma, pursuant to which Frost Gamma received (i) 20,990 shares of Series B Preferred and (ii) an SPA Warrant to purchase up to 524,750 shares of Common Stock, with an exercise price of $6.67 per share of the Company’s Common Stock. The additional $3 million of such proceeds was raised pursuant to Securities Purchase Agreements between the Company and other participants in the private placement on the same terms provided to Frost Gamma. In aggregate, such other participants received (i) 8,995 shares of Series B Preferred and (ii) SPA Warrants to purchase up to 224,875 shares of Common Stock. The Series B Preferred and SPA Warrants issued in connection with the Securities Purchase Agreements were exempt from the registration requirements of the Securities Act in accordance with Section 4(a)(2) of the Securities Act and Regulation D thereunder, as a transaction by an issuer not involving a public offering. The Frost Gamma Securities Purchase Agreement and Frost Gamma SPA Warrant are attached to the Company’s Current Report on Form 8-K filed November 19, 2015, as Exhibits 4.1 and Exhibit 4.2, respectively, and each is incorporated herein by reference.

Credit Agreement

At Closing, Fluent LLC became the borrower under a Credit Agreement, dated as of December 8, 2015 (“Credit Agreement,” and the transactions contemplated thereby, the “Credit Financing”), among the Company, Merger Sub, Fluent, and Merger Co (now known as Fluent LLC), the persons party thereto from time to time as guarantors, the financial institutions party thereto from time to time as lenders, and Whitehorse Finance, Inc., as the administrative agent (the “Agent”), evidencing a term loan in the amount of $45 million (“Term Loan”). Fluent LLC’s obligations in respect of the Term Loan are guaranteed by the Company and substantially all of the other direct and indirect subsidiaries of the Company. The obligations of Fluent LLC and the obligations of the guarantors are secured by substantially all of such entities’ assets. The Credit Agreement has a term of five years.

The Term Loan accrues interest at LIBOR (with a floor of 0.5%) plus 10.5% per annum, payable in cash, plus an additional 1.0% per annum payable, at Fluent LLC’s election, in-kind or in cash. Interest under the Term Loan is payable monthly, including monthly compounding of paid-in-kind interest.

Payments of principal in the amount of $562,500 each are due on the last day of each quarter during the term of the Credit Agreement, commencing March 31, 2016. Additionally, 50% of excess cash flow of Fluent LLC and its subsidiaries for the immediately preceding fiscal year is required to be paid towards the Term Loan obligations, commencing with the fiscal year ending December 31, 2016. The Credit Agreement provides for certain other customary mandatory prepayments upon certain events. The Credit Agreement provides for certain prepayment premiums during the first four years of the Term Loan, provided that the prepayment premiums are not applicable to scheduled payments of principal or to the required excess cash flow payments.

The proceeds of the Term Loan were used to fund a portion of the merger consideration, to fund transaction costs associated with the Acquisition and the transactions contemplated by the Credit Agreement, and to provide for Fluent LLC’s general corporate purposes.

The Credit Agreement contains customary representations and warranties, covenants (including certain financial covenants), and events of default, upon the occurrence of which the Agent may accelerate the obligations under the Credit Agreement. The financial covenants include requirements that the Company and its subsidiaries attain certain quarterly minimum EBITDA thresholds, Fluent and its subsidiaries (i) attain certain quarterly minimum EBITDA thresholds, (ii) meet certain leverage ratios on a quarterly basis, (iii) meet certain fixed charge coverage ratios on a quarterly basis, and (iv) maintain at all times cash and cash equivalent balances of at least $2 million (or such lesser amount agreed to by Agent), in the aggregate.

The provisions of the Credit Agreement provide for, subject to certain conditions, additional incremental term loans of up to $25 million.

The Credit Agreement is filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed December 10, 2015, and is incorporated herein by reference.

In connection with the Term Loan, as of the Effective Date, the Company issued to Agent and its affiliates warrants (collectively, the “Whitehorse Warrants,” and together with the SPA Warrants, the “Warrants”) to purchase, in aggregate, two hundred thousand (200,000) shares of the Company’s Common Stock. The Whitehorse Warrants are exercisable at any time (i) following the date of approval for listing of the Company’s Common Stock issuable upon exercise of the Whitehorse Warrants on the NYSE MKT and (ii) prior to the ten (10) year anniversary of the date of issuance of the Whitehorse Warrants (the “Exercise Period”), at a price per share equal to the lower of (1) the per share price at which shares of the Company’s Common Stock are sold in a public equity offering, provided such public equity offering occurs before the commencement of the Exercise Period, if any, and (2) $8.00. The Whitehorse Warrants issued in connection with the Term Loan were exempt from the registration requirements of the Act, in accordance with Section 4(a)(2) of the Act and Regulation D thereunder, as a transaction by an issuer not involving any public offering. The Whitehorse Warrants are attached to the Company’s Current Report on Form 8-K filed December 10, 2015, as Exhibits 4.1, 4.2, and Exhibit 4.3, and each is incorporated herein by reference.

Bridge Financing

At Closing, the Company entered into and consummated a bridge loan transaction (the “Bridge Financing”) with each of Frost Gamma, Michael Brauser, the Executive Chairman of the Company, and one other investor (together, the “Bridge Investors”), pursuant to which the Company received a $5 million bridge loan from Frost Gamma, a $4 million bridge loan from Michael Brauser, and a $1 million bridge loan from such other investor, for aggregate bridge financing in the amount of $10 million. The Bridge Investors received (i) a promissory note in the principal amount equal to the amount of their respective bridge loan, with a rate of interest of ten percent (10%) per annum, which interest shall be capitalized monthly by adding to the outstanding principal amount of such note (each, a “Bridge Note,” and collectively, the “Bridge Notes”), and (ii) a grant of one hundred (100) shares of Series B Preferred for each $1.0 million increment of their respective bridge loan, pursuant to a fee letter agreement (each, a “Fee Letter,” and collectively, the “Fee Letters”). Each share of Series B Preferred shall automatically convert into 50 shares of Common Stock on the Conversion Date. Under the terms of the Bridge Notes, the Company is required to repay the principal amounts thereof, with all accrued interest thereon, on the date that is six (6) months after the repayment of all amounts due under the Credit Agreement, except that the Company may repay the loans earlier from the proceeds of a round of public equity financing. The Bridge Notes (with corresponding Fee Letter attached), are attached to the Company’s Current Report on Form 8-K filed December 10, 2015, as Exhibits 4.4, 4.5, and Exhibit 4.6, respectively, and each is incorporated herein by reference.

In connection with the Bridge Notes, as of the Effective Date, the Company, Fluent LLC, substantially all of the direct and indirect subsidiaries of the Company, each lender under the Bridge Notes, and Agent, entered into a Subordination Agreement (the “Subordination Agreement”), pursuant to which the debt under the Bridge Notes was made expressly subordinate to the debt under the Credit Agreement. In addition, the Subordination Agreement restricts the terms of the Bridge Notes, including certain modifications of such terms, and the ability of any lender under the Bridge Notes to take certain actions with respect to the obligations arising under the Bridge Notes. The terms of the Subordination Agreement remain in effect until all obligations under the Credit Agreement are paid in full.

The proceeds of the Bridge Financing were used to fund a portion of the merger consideration, to fund transaction costs associated with the Acquisition, and to provide for the Company’s general corporate purposes.

The Subordination Agreement is filed as Exhibit 4.7 to the Company’s Current Report on Form 8-K filed December 10, 2015 and is incorporated herein by reference.

Other Information

The Company’s Common Stock is listed and traded on the NYSE MKT under the symbol “IDI.” Under the NYSE MKT rules, the holders of a majority of the outstanding shares of the Common Stock must approve the issuance of the Common Stock underlying the Series B Preferred and the Warrants because we will have issued in connection with the Acquisition and the related Financing Transactions in excess of 20 percent of the number of shares of Common Stock outstanding before such issuance. Section 228 of the DGCL and our organizational documents permit any action that may be taken at a meeting of the stockholders to be taken by written consent by the holders of the number of shares of voting stock required to approve the action at a meeting, provided that the Company’s Board of Directors (the “Board”) has previously authorized the Company’s stockholders to take such action by written consent. The Board has previously authorized the Company’s stockholders to take action by written consent as set forth in Appendix A and Appendix B. Accordingly, the holders of a majority in voting power of the outstanding shares of the Common Stock have approved the issuance of the Common Stock underlying the Series B Preferred and the Warrants issued in connection with the Acquisition and Financing Transactions, subject to the terms and conditions set forth in the documents governing these transactions.

All necessary corporate approvals in connection with the matters referred to in this Information Statement have been obtained, and the Company may issue the shares underlying the Series B Preferred and the Warrants upon providing necessary notice to its non-consenting stockholders in accordance with DGCL and the U.S. Federal Securities laws. This Information Statement is being furnished to all stockholders of the Company pursuant to Section 14(c) of the Exchange Act, and the rules and regulations promulgated thereunder, solely for the purpose of informing stockholders of these corporate actions before the Company takes such actions set forth in the written consents. In accordance with Rule 14c-2 under the Exchange Act, the Company may issue the shares of Common Stock underlying the Series B Preferred and the Warrants on the date that is the twenty first (21st) day following the mailing of this Information Statement to the Company’s non-consenting stockholders, subject to notice and approval of the NYSE MKT.

Questions and Answers About the Acquisition

Q: Why am I receiving this Information Statement?

A: The Company has acquired Fluent in accordance with the terms of the Merger Agreement as described in this Information Statement. We are mailing this Information Statement to our holders of record as of the close of business on December 7, 2015 and December 30, 2015, which were the dates on which the respective consents received approval of a majority in voting power of our Common Stock. This Information Statement is being provided to you for your information to comply with the Exchange Act requirements. You are urged to read this Information Statement carefully in its entirety. However, no action is required on your part in connection with this document. We are not asking you for a proxy and you are requested not to send us a proxy.

Q: When and where is the stockholder meeting?

A: No stockholder meeting will be held in connection with this Information Statement.

Q: What is the record date for Stockholders entitled to receive this Information Statement?

A: The record dates are December 7, 2015 and December 30, 2015, which were the dates on which the respective consents received approval of a majority in voting power of our Common Stock.

Q: Why is the Company acquiring Fluent?

A: The Acquisition of Fluent accelerates the Company’s strategy to apply its next generation data fusion technology to not only the risk management industry, but also as an advanced data analytics platform to the consumer marketing industry, empowering advertisers to significantly enhance customer targeting and profiling.

Q: What was the merger consideration paid by the Company to acquire 100% of the outstanding stock of Fluent?

A: In the Acquisition, the Company acquired 100% of the outstanding stock of Fluent from the Sellers for (i) 300,037 shares of Series B Preferred, convertible into 15,001,850 shares of Common Stock and (ii) approximately $103.2 million in cash, inclusive of working capital adjustments, certain amounts paid to holders of vested and unvested stock appreciation rights and change of control payments due to certain Fluent directors, employees and consultants, held back escrow and reserve amounts, of which $1.0 million was held back in connection with any applicable working capital adjustments and $2.0 million was held back in connection with Sellers’ indemnification obligations under the Merger Agreement.

Q: Into how many shares of Common Stock can the Series B Preferred be converted?

A: Each share of Series B Preferred can be converted into 50 shares of Common Stock. As a result, upon conversion of the Series B Preferred received by the Sellers, the Company will issue to the Sellers an aggregate of 15,001,850 shares of Common Stock and will issue to Frost Gamma, Mr. M. Brauser, and other investors who participated in the Financing Transactions an aggregate of 7,546,250 shares of the Company’s Common Stock.

Type of Stock	Shares	As Converted
Preferred Shares, Issued at Closing	300,037	15,001,850
Preferred Shares, Issued in the Financing Transactions	150,925	7,546,250

Total	450,962	22,548,100

Q: How many shares underlie warrants issued in the Financing Transactions?

A: 949,625 shares of Common Stock underlie warrants issued in the Securities Purchase Financing and 200,000 shares of Common Stock underlie warrants issued in the Credit Financing.

Type of Stock	Warrants	Underlying Shares
Warrants, Issued in Securities Purchase Financing	749,625	749,625
Warrants, Issued in Credit Financing	200,000	200,000

Total	949,625	949,625

Q: What is the ownership of the Company following the Acquisition?

A: Following Closing of the Acquisition on December 9, 2015, the Company stockholders immediately before the Closing owned approximately 61.1% of the outstanding Company Common Stock and the Sellers own approximately 38.4% of the outstanding Company Common Stock. The foregoing assumes the conversion of all shares of the Series B Preferred and the exercise of all Warrants issued in connection with the Acquisition and the Financing Transactions.

Q: Who manages the Company after the Closing?

A: The Company continues to be overseen by the Board, which includes two new members appointed by Sellers, Ryan Schulke and Donald Mathis, and one additional new member, Phillip Frost, M.D., who filled the vacancy on the Board following the resignation of Daniel Brauser upon Closing of the Acquisition. The senior officers of the Company remained unchanged.

Q: Who Can Help Answer Your Questions

A: If you have more questions about the Acquisition the related financing, and the other transactions provided for in the Merger Agreement and described in this Information Statement, you should contact:

IDI, Inc.

2650 North Military Trail, Suite 300

Boca Raton, Florida 33431

Attention: Jordyn Kopin, Director of Investor Relations

Phone: (561)  757-4000

Cautionary Statement Concerning Forward-Looking Statements

This Information Statement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”), Section 27A of the Securities Act, and Section 21E of the Exchange Act. Such forward-looking statements contain information about our expectations, beliefs or intentions regarding our product development and commercialization efforts, business, financial condition, results of operations, strategies or prospects. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results as of the date they are made. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties that could cause our actual results to differ materially from any future results expressed or implied by the forward-looking statements.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except for our ongoing obligations to disclose material information under the Federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

Risk Factors

You should carefully consider the risk factors described below, together with the other information contained in this Information Statement. If any of the following events occur, our business, financial condition and operating results may be materially adversely affected. In that event, the market or trading price of our securities could decline and you could lose all or part of your investment. This information statement also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of specific factors, including the risks described below.

Risks Related to the Acquisition

We have incurred significant additional indebtedness as a result of the Acquisition.

We financed approximately $50.0 million of the cash portion of the purchase price of the Acquisition with the proceeds of the Securities Purchase Agreements and FGIT Stock Purchase Agreement, and the remaining $50.0 million with the proceeds from the Bridge Notes and Term Loan (collectively, the “New Indebtedness”).

We incurred significant indebtedness in connection with the Acquisition. We may incur additional debt to meet future financing needs, subject to certain restrictions under the New Indebtedness. The New Indebtedness contains restrictive covenants which impose limitations on the way we conduct our business, including limitations on the amount of additional debt we are able to incur and restrictions on our ability to make certain investments and other restricted payments. Any additional debt may further restrict the manner in which we conduct business.

The Acquisition involves risks associated with acquisitions and integrating the acquired business, including the potential exposure to significant liabilities, and the intended benefits of the Acquisition may not be realized.

The Acquisition involves risks associated with acquisitions and integrating the acquired business into our existing operations, including that:

•	our senior management’s attention may be diverted from the management of daily operations to the integration of the business acquired in the Acquisition;

•	we could incur significant unknown and contingent liabilities for which we have limited or no contractual remedies or insurance coverage;

•	the business and operations acquired in the Acquisition may not perform as well as we anticipate; and

•	unexpected costs, delays, and challenges may arise in integrating the business acquired in the Acquisition into our existing operations.

Even if we successfully integrate the acquired business into our operations, it may not be possible to realize the full benefits we anticipate or we may not realize these benefits within the expected timeframe. If we fail to realize the benefits we anticipate from the Acquisition, then our business, results of operations, and financial condition may be materially and adversely affected.

We have incurred significant transaction and Acquisition-related costs in connection with the Acquisition.

We have incurred significant costs in connection with the Acquisition including legal, accounting, consulting, and related fees. We may incur additional costs to retain key employees. We may also incur fees and costs related to formulating integration plans. Although we expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow us to more than offset incremental transaction and Acquisition-related costs over time, this net benefit may not be achieved in the near term, or at all.

The market price of our common stock may decline as a result of the Acquisition.

The market price of our common stock may decline as a result of the Acquisition if, among other things, we are unable to achieve the expected growth in earnings, or if the operational cost savings estimates in connection with the integration of Fluent’s business are not realized, or if the aggregate transaction costs related to the Acquisition are greater than expected, or if the value of the cash savings attributable to the amortization of goodwill is less than anticipated. The market price also may decline if we do not achieve the perceived benefits of the Acquisition as rapidly or to the extent anticipated by financial or industry analysts or if the effect of the Acquisition on our financial results is not consistent with the expectations of financial or industry analysts.

Risks Related to Fluent’s Business and Industry

Fluent operates in an industry that is still developing and has a relatively new business model that is continually evolving, which makes it difficult to evaluate its business and prospects.

Fluent derives nearly all of its revenue from the sale of online marketing, and media services, which is a still developing industry that has undergone rapid and dramatic changes in its relatively short history and which is characterized by rapidly-changing Internet media and advertising technology, evolving industry standards, regulatory uncertainty, and changing user and client demands. As a result, Fluent faces risks and uncertainties such as:

•	its still-developing industry and relatively new business model;

•	changes in the economic condition, market dynamics, regulatory enforcement or legislative environment affecting its, its third-party publishers’, and its clients’ businesses;

•	its dependence on the availability and affordability of quality media from third-party publishers;

•	its dependence on Internet search companies to attract Internet visitors;

•	its ability to accurately forecast its results of operations and appropriately plan its expenses;

•	its ability to compete in its industry;

•	its ability to manage cyber security risks and costs associated with maintaining a robust security infrastructure;

•	its inability to monetize users accessing its sites on mobile devices at the same levels as was achieved from users accessing its sites from PCs;

•	its ability to develop new services, enhancements and features to meet new demands from its clients; and

•	its ability to successfully challenge regulatory audits, investigations, or allegations of noncompliance with laws.

If Fluent is unable to address these risks, our business, results of operations, and prospects may be adversely affected.

Fluent’s business is subject to changes in the applicable laws and regulatory environment that may have a material and adverse impact on its revenue, business, and growth.

Fluent is subject to many laws and regulations including federal, state, and local laws and regulations regarding unsolicited commercial email, telemarketing, user privacy, search engines, Internet tracking technologies, direct marketing, data security, data privacy, pricing, sweepstakes, promotions, intellectual property ownership and infringement, trade secrets, export of encryption technology, acceptable content and quality of goods, and taxation, among others. The introduction of new products or services or expansion of Fluent’s activities in certain jurisdictions may subject Fluent to additional laws and regulations. In addition, although Fluent presently operates only in the United States, in the event that Fluent introduces new products or services or expands its activities in ways that cause Fluent to be subject to the laws of foreign countries, such foreign data protection, privacy, and other laws and regulations can be more restrictive than those in the United States. These U.S. federal and state and foreign laws and regulations, which can be enforced by private parties or government entities, are constantly evolving and can be subject to significant change, and keeping Fluent’s business in compliance with or bringing its business into compliance with new laws may be costly, and may affect its revenue and/or harm its financial results. In addition, the application, interpretation, and enforcement of these laws and regulations are often uncertain, particularly in the new and rapidly evolving industry in which Fluent operates, and may be interpreted and applied inconsistently from jurisdiction to jurisdiction and inconsistently with our current policies and practices. Violations or alleged violations of laws by Fluent, its third-party publishers or its clients could result in damages, fines, criminal prosecution, unfavorable publicity, and restrictions on its ability to operate, any of which could have a material adverse effect on Fluent’s business, financial condition, and/or results of operations. In addition, new laws or regulations or changes in enforcement of existing laws or regulations applicable to Fluent’s clients could affect the activities or strategies of such clients and, therefore, lead to reductions in their level of business with Fluent.

For example, the Federal Communications Commission amended the regulations issued under the Telephone Consumer Protection Act (the “TCPA”) that affects telemarketing calls. Fluent’s efforts to comply with the TCPA have not had a material impact on traffic conversion rates. However, Fluent has had to pay nominal amounts to settle indemnification claims from some of its clients for TCPA claims. Fluent has incurred additional cost for insurance to insure against TCPA-related claims. The TCPA could potentially have a material effect on Fluent’s revenue and profitability, including increasing its and its clients’ exposure to enforcement actions and litigation. Fluent’s failure to adhere to or successfully implement appropriate processes and procedures in response to existing regulations and changing regulatory requirements could result in legal and monetary liability, significant fines and penalties, or damage to its reputation in the marketplace, any of which could have a material adverse effect on its business, financial condition, and/or results of operations. Furthermore, Fluent’s clients may make business decisions based on their own experiences with the TCPA regardless of the changes Fluent may implement to comply with the new regulations. These decisions may negatively affect Fluent’s revenue or profitability.

In connection with Fluent and its third-party publishers’ email campaigns to generate traffic for Fluent’s websites, Fluent is subject to various state and Federal laws regulating commercial email communications, including the federal CAN-SPAM Act and the California Anti-Spam Act. If Fluent or any of its third-party publishers fail to comply with any provisions of these laws or regulations, Fluent could be subject to regulatory investigation, enforcement actions, and litigation, as well as indemnification obligations with respect to its clients. Any negative outcomes from such regulatory actions or litigation, including monetary penalties or damages, could have a material adverse effect on our financial condition, results of operation, and reputation.

An increasing percentage of Fluent’s users are accessing Fluent’s websites from their mobile devices. Fluent’s ability to remain competitive with the shift to mobile devices is critical to maintaining its revenues and margins.

A greater percentage of Fluent’s users are accessing Fluent’s websites from their mobile devices. Fluent will need to ensure its websites continue to perform well as more consumers shift their online interactions from desktop computers to smartphones, tablets, wearables, and other next generation platforms and devices. While Fluent designs and builds its websites “mobile first,” as more of Fluent’s users access its websites from mobile devices, the monetization of Fluent’s online marketing services and content on these mobile devices might not be as lucrative for Fluent compared to those on desktop and laptop computers. If Fluent fails to develop the monetization of the mobile versions of its websites effectively, our business and results of operations may be adversely affected.

Fluent depends on third-party publishers for a significant portion of its visitors. Any decline in the supply of media available through these websites or increase in the price of this media could cause Fluent’s revenue to decline or increase its cost to acquire visitors to its websites.

A significant portion of Fluent’s revenue is attributable to visitor traffic originating from third-party publishers. Third-party publishers can change the media inventory they make available to Fluent at any time and place significant restrictions on Fluent’s content offerings. These restrictions may limit the websites that Fluent can promote or prohibit advertisements from specific clients or specific industries, or restrict the use of certain creative content or formats. If a third-party publisher decides not to make media inventory available to Fluent, or decides to demand a higher revenue share or places significant restrictions on the use of such inventory, Fluent may not be able to find media inventory from other websites that satisfy Fluent’s requirements in a timely and cost-effective manner. In addition, the number of competing online marketing service providers and advertisers that acquire inventory from websites continues to increase. Consolidation of Internet advertising networks and third-party publishers could eventually lead to a concentration of desirable inventory on websites or networks owned by a small number of individuals or entities, which could limit the supply or impact the pricing of inventory available to Fluent. Fluent cannot provide assurance that it will be able to acquire media inventory that meets Fluent’s performance, price, and quality requirements, in which case our business and results of operations may be adversely affected.

Fluent depends upon Internet search providers to direct a portion of the visitors to its websites. Changes in search engine algorithms applicable to Fluent’s websites’ placements in paid search result listings may cause the number of visitors to Fluent’s websites and as a result, cause its revenue, to decline.

Fluent’s success depends on its ability to attract online visitors to its websites and monetize them in a cost-effective manner. Fluent uses paid search listings from search engine providers such as Google, Bing and Yahoo! by bidding on particular keywords and other strategies. The search engine operators use a quality score which is determined by the relevancy of the ad to the keyword bid on, the click-through rates of the ad, and the amount bid, to determine the placement of the ad in the search results listings. The search engine providers frequently change the algorithms and bidding rules and may exclude certain sites they deem unacceptable from bidding on paid search listings. Fluent may fail to optimally manage its paid listings or operate its websites in a manner that does not run afoul of the search engine requirements. In that case, our business and results of operations may be adversely affected.

If Fluent does not effectively manage any future growth or if Fluent is not able to scale its products quickly enough to meet its clients’ needs, Fluent’s operating performance will suffer and it may lose clients.

Fluent has historically experienced growth in its operations. This growth has placed, and any future growth will continue to place, significant demands on Fluent’s management and its operational and financial infrastructure. Growth, if any, may make it more difficult for Fluent to accomplish the following:

•	successfully scaling its technology to accommodate a larger business and integrate acquisitions;

•	maintaining its standing with key vendors, including Internet search companies and third-party publishers;

•	maintaining its client service standards; and

•	developing and improving its operational, financial and management controls and maintaining adequate reporting systems and procedures.

Fluent’s future success depends in part on the efficient performance of its software and technology infrastructure. As the numbers of websites, Internet users and the amount of data collected increases, Fluent’s technology infrastructure may not be able to meet the increased demand. Unexpected constraints on Fluent’s technology infrastructure could lead to slower website response times or system failures and adversely affect the availability of websites and the level of user responses received, which could result in the loss of clients or revenue or harm to Fluent’s business and/or results of operations.

In addition, Fluent’s personnel, systems, procedures, and controls may be inadequate to support its future operations. The improvements required to manage growth may require Fluent to make significant expenditures, expand, train and manage its employee base, and reallocate valuable management resources. Fluent may spend substantial amounts to secure hosting and other technical services and data storage, upgrade its technology and network infrastructure to handle increased traffic on its owned-and-operated websites and roll out new products and services. This expansion could be expensive and complex and could result in inefficiencies or operational failures. If Fluent does not implement this expansion successfully, or if it experiences inefficiencies and/or operational failures during its implementation, the quality of Fluent’s products and services and its users’ experience could decline. This could damage Fluent’s reputation and cause it to lose current and potential users and clients. The costs associated with these adjustments to Fluent’s architecture could harm its operating results. Accordingly, if Fluent fails to effectively manage growth, its operating performance will suffer, and it may lose clients, key vendors and key personnel.

Fluent’s revenue and profits have grown dramatically over the past years which may make it difficult to sustain this growth and could cause its results of operations to fall short of analysts’ and investors’ expectations.

Historically, Fluent’s quarterly and annual results of operations have rapidly increased due to several favorable factors, some of which are beyond its control. Moreover, Fluent is one of the larger players in its market segment. Because of these factors, Fluent may not be able to increase its market share and/or sustain the rapid growth in its revenues and gross profits. Fluent’s inability to sustain its growth could cause its performance and outlook to be below the expectations of securities analysts and investors. Fluent’s business is changing and evolving, and, as a result, its historical results of operations may not be useful in predicting its future results of operations. Factors that may increase the volatility of Fluent’s results of operations include the following:

•	changes in client volume;

•	loss of or reduced demand by existing clients;

•	the availability and price of quality media;

•	consolidation of media sources; and

•	regulatory and legislative changes.

As a result of changes in Fluent’s business model, increased investments, increased expenditures for certain businesses, products, services, and technologies, Fluent may fail to maintain its margins, attract new clients, or grow its revenues.

Fluent has invested and expects to continue to invest in new businesses, products, markets, services and technologies and plans to expand its work force to meet the needs of revenue growth. Based on Fluent’s experiences, new websites, products and services have lower margins than more established websites, products and services. If Fluent is unsuccessful in its optimization efforts for new websites and products, Fluent may fail to maintain its margins, attract new clients or grow its revenues.

As result of Fluent’s growth, it will need to hire additional qualified employees. Fluent’s ability to grow its workforce and effectively train, integrate and manage these new employees poses risks.

Fluent will need to expand its workforce to meet the needs of its business. Fluent operates in a specialized niche of the online advertising marketplace and finding experienced qualified applicants and training them can prove challenging. If Fluent is unable to hire, train and effectively manage new employees, its results may be adversely affected. Fluent may also not be able to hire a sufficient number of qualified employees to meet the growing demands of its business, in which case it may not be able to capitalize on opportunities or may not be able to continue to grow its business at past levels.

If Fluent fails to compete effectively against other online marketing and media companies and other competitors, it could lose clients and its revenue may decline.

The market for online marketing is intensely competitive, and Fluent expects this competition to continue to increase in the future both from existing competitors and, given the relatively low barriers to entry into the market, from new competitors. Fluent competes both for clients and for limited high-quality media. Fluent competes for clients on the basis of a number of factors, including return on investment of client’s marketing spending, price, and client service.

Fluent competes with Internet and traditional media companies for a share of clients’ overall marketing budgets, including:

•	offline and online advertising agencies;

•	major Internet portals and search engine companies with advertising networks;

•	other online marketing service providers, including online affiliate advertising networks and industry-specific portals or lead generation companies;

•	third-party publishers with their own sales forces that sell their online marketing services directly to clients;

•	in-house marketing groups and activities at current or potential clients;

•	offline direct marketing agencies;

•	mobile and social media; and

•	television, radio, and print companies.

Competition for web traffic among websites and search engines, as well as competition with traditional media companies, has resulted and may continue to result in significant increases in media pricing, declining margins, reductions in revenue, and loss of market share. In addition, if Fluent expands the scope of its services, it may compete with a greater number of websites, clients, and traditional media companies across an increasing range of different services, including in vertical markets where competitors may have advantages in expertise, brand recognition, and other areas. Major internet search companies such as Google, Yahoo! and Microsoft as well as social media platforms such as Facebook have significant numbers of direct sales personnel and substantial proprietary advertising inventory and web traffic that provide a significant competitive advantage. The trend toward consolidation in online marketing may also affect pricing and availability of media inventory and web traffic. Many of Fluent’s current and potential competitors also enjoy other competitive advantages over Fluent, such as longer operating histories, greater brand recognition, larger client bases, greater access to advertising inventory on high-traffic websites, and greater financial, technical, and marketing resources. As a result, Fluent may not be able to compete successfully. The online advertising marketplace is increasingly analytically driven and if the performance of Fluent’s advertising services is not better than other marketing service providers’ offerings, it could lose clients and market share.

Fluent is exposed to online security risks and security breaches particularly given that it gathers, transmits and stores personally identifiable information. Unauthorized access to or accidental disclosure of confidential or proprietary data may cause Fluent to incur significant expenses and may negatively affect its reputation and business.

Fluent gathers, transmits, and stores information about its users including personally identifiable information. While Fluent doesn’t currently collect or store the most sensitive personal information such as social security numbers, credit scores, credit card information or in-depth financial information, Fluent does collect personally identifiable information that subjects it to federal and state laws and regulations designed to protect personally identifiable information. Despite Fluent’s implementation of security measures and controls, Fluent’s information technology and infrastructure are susceptible to electronic or physical computer break-ins, cyber-attacks, malware, phishing viruses, fraud, employee error, and other disruptions and security breaches that could result in third parties gaining unauthorized access to its systems and data. In addition, third parties may attempt to fraudulently induce employees or users to disclose information in order to gain access to Fluent’s data or Fluent’s users’ data. The increased use of mobile devices also increases the risk of intentional or unintentional theft or disclosure of data including personally identifiable information. Fluent may be unable to anticipate all of its vulnerabilities and implement adequate preventative measures and, in some cases, it may not be able to immediately detect a security incident. In the past, Fluent has experienced security incidents involving access to its databases. Although, to Fluent’s knowledge, no personal information has been compromised to date, any future security incidents could result in the compromise of such data and subject Fluent to liability, civil or criminal penalties, or result in cancellation of client contracts. Any security incident may also result in a misappropriation of Fluent’s proprietary information or that of its users, clients, and third-party publishers, which could result in legal and financial liability, as well as harm to Fluent’s reputation and ours.

In addition, some of Fluent’s developers or other partners may receive or store information provided by Fluent or by Fluent’s users. Fluent provides limited information to such third parties based on the scope of services provided to Fluent. However, if these third parties or developers were to fail to adopt or adhere to adequate data security practices, or in the event of a breach of their networks, Fluent’s data or Fluent’s users’ data may be improperly accessed, used, or disclosed.

Privacy concerns relating to Fluent’s data collection practices and any perceived or actual unauthorized disclosure of personally identifiable information, whether through breach of its network by an unauthorized party, employee theft, misuse, or error could harm Fluent’s reputation, impair its ability to attract website visitors and to attract and retain its clients, result in a loss of confidence in the security of its products and services, or subject Fluent to claims or litigation arising from damages suffered by consumers, and thereby harm its business and results of operations. In addition, Fluent could incur significant costs for which its insurance policies may not adequately cover and cause Fluent to expend significant resources in protecting against security breaches and complying with the multitude of state, federal and foreign laws regarding data privacy and data breach notification obligations.

A reduction in online marketing spend by Fluent’s clients, a loss of clients or lower advertising yields may seriously harm Fluent’s business, financial condition, and results of operations. In addition, a substantial portion of Fluent’s revenue is generated from a limited number of clients and, if Fluent loses a major client, its revenue will decrease and its business and prospects may be harmed.

Fluent relies on clients’ marketing spend on its owned-and-operated websites. Fluent has historically derived, and expects to continue to derive, a significant portion of its revenue through the delivery of targeted advertisements, applications, installs and actions and the delivery of qualified customers. One component of Fluent’s platform that it uses to generate client interest is its system of monetization tools, which is designed to match users with client offerings in a manner that optimizes revenue yield and end-user experience. Clients will stop spending marketing funds on Fluent’s owned-and-operated websites if their investments do not generate leads, actions or qualified users cost effectively. If Fluent’s yield-optimized monetization techniques to effectively target and match advertisements to its client offerings fails to increase revenue or ROI for Fluent’s clients, its clients could curtail their advertising spend with Fluent or cease using its services altogether.

Furthermore, Fluent’s top 20 advertisers account for a substantial portion of its revenue and two of its advertisers each account for 10% or more of its net revenue. Fluent’s advertising clients can generally terminate their contracts with Fluent at any time on little or no notice. Clients may also fail to renew their contracts or reduce their level of business with Fluent, leading to lower revenue.

Fluent relies on its management team and other key employees, and the loss of one or more key employees could harm its business.

Fluent’s success and future growth depend upon the continued services of its management team, including Ryan Schulke, Matthew Conlin, and other key employees in all areas of its organization. If Fluent loses the services of these key Fluent employees our business and growth may be adversely affected.

Third-party publishers or vendors may engage in unauthorized or unlawful acts that could subject Fluent to significant liability or cause it to lose clients.

Fluent generates a significant portion of its web visitors from online media that it purchases from third-party publishers. While Fluent actively monitors its publishers’ activities, it cannot police all such behavior. Any activity by third-party publishers that clients view as potentially damaging to their brands, whether or not permitted by Fluent’s contracts with its clients, could harm its relationship with the client and cause the client to terminate its relationship with Fluent, resulting in a loss of revenue. In addition, Fluent may also face liability for any failure of its third-party publishers or vendors to comply with regulatory requirements. Users or customers may complain about the content of publisher ads which may expose Fluent to lawsuits and regulatory scrutiny. The law is unsettled on the extent of liability that an advertiser in Fluent’s position has for the activities of third-party publishers or vendors. Fluent and the Company could be subject to costly litigation and, if it is unsuccessful in defending itself, could incur damages for the unauthorized or unlawful acts of third-party publishers or vendors.

If Fluent fails to continually enhance and adapt its products and services to keep pace with rapidly changing technologies and industry standards, it may not remain competitive and could lose clients or advertising inventory.

The online media and marketing industry is characterized by rapidly changing standards, changing technologies, frequent new product and service introductions, and changing user and client demands. The introduction of new technologies and services embodying new technologies and the emergence of new industry standards and practices could render Fluent’s existing technologies and services obsolete and unmarketable or require unanticipated investments in technology. Fluent continually makes enhancements and other modifications to its proprietary technologies, and these changes may contain design or performance defects that are not readily apparent. If Fluent’s proprietary technologies fail to achieve their intended purpose or are less effective than technologies used by its competitors, Fluent’s business could be harmed.

Fluent’s future success will depend in part on its ability to successfully adapt to these rapidly changing online media formats and other technologies. If Fluent fails to adapt successfully, it could lose clients or advertising inventory.

Fluent relies on certain advertising agencies for the purchase of various advertising and marketing services on behalf of its clients. Such agencies may have or develop high-risk credit profiles, which may result in credit risk to Fluent. Some of Fluent’s advertising clients pose credit risks and Fluent may not be able to collect on amounts owed to it.

A portion of Fluent’s client business is sourced through advertising agencies and, in many cases, Fluent contracts with these agencies and not directly with the underlying client. Contracting with these agencies subjects Fluent to greater credit risk than when Fluent contracts with clients directly. In many cases, agencies are not required to pay Fluent unless and until they are paid by the underlying client. In addition, many agencies are thinly capitalized and have or may develop high-risk credit profiles. Recently, one of Fluent’s agency clients which owed Fluent more than $200,000 went out of business. This credit risk may vary depending on the nature of an agency’s aggregated client base. If an agency became insolvent, or if an underlying client did not pay the agency, Fluent may be required to write off accounts receivable as bad debt. Any such write-offs could have a materially negative effect on Fluent’s results of operations for the periods in which the write-offs occur.

Many of Fluent’s advertising clients are thinly capitalized and pose credit risks. While Fluent runs credit checks on its clients, Fluent may nevertheless have difficulty collecting on all amounts owed to it. Some of Fluent’s clients may challenge the determination of amounts Fluent believes they owe or may refuse to pay because of claims that the performance of Fluent’s advertising campaigns was unsatisfactory. In these circumstances, Fluent may have difficulty collecting on amounts it believes are owed.

Damage to Fluent’s reputation could harm its business, financial condition and results of operations.

Fluent’s business is dependent on attracting a large number of visitors to its and its third-party publishers’ websites and providing subscribers, leads, inquiries, clicks, calls, applications, and customers to Fluent’s clients, which depends in part on Fluent’s reputation within the industry and with its clients. Certain other companies within Fluent’s industry regularly engage in activities that others may view as unlawful or inappropriate. These activities by third parties may be seen as indicative of participants in Fluent’s industry and may therefore harm the reputation of all participants in Fluent’s industry, including Fluent.

Fluent’s ability to attract potential users and, thereby, clients, also depends in part on users receiving incentives, job listings, prizes, samples and other content as well as attractive offers from Fluent’s clients. If Fluent’s users are not satisfied with the content of its websites or its clients’ offerings, Fluent’s reputation and therefore its ability to attract additional clients and users could be harmed.

In addition, from time to time, Fluent may be subject to investigations, inquiries or litigation by various regulators, which may harm Fluent’s reputation regardless of the outcome of any such action.

Any damage to Fluent’s reputation, including from publicity from legal proceedings against it or companies that work within Fluent’s industry, governmental proceedings, consumer class action litigation, or the disclosure of information security breaches or private information misuse, may adversely affect our business, financial condition and results of operations.

Interruption or failure of Fluent’s information technology and communications systems could impair its ability to effectively deliver its services, which could cause Fluent to lose clients and harm its results of operations.

Fluent’s delivery of marketing services depends on the continuing operation of its technology infrastructure and systems. Any damage to or failure of Fluent’s systems could result in interruptions in its ability to deliver offerings quickly and accurately or process users’ responses from its various web presences. Interruptions in Fluent’s service could reduce its revenue and profits, and its reputation could be damaged if users or clients perceive Fluent’s systems to be unreliable. Fluent’s systems and operations are vulnerable to damage or interruption from earthquakes, terrorist attacks, floods, fires, power loss, break-ins, hardware or software failures, telecommunications failures, cyber-attacks, computer viruses or other attempts to harm its systems, and similar events. If Fluent or third-party data centers that Fluent utilizes were to experience a major power outage, Fluent would have to rely on back-up generators. These back-up generators may not operate properly through a major power outage and their fuel supply could also be inadequate during a major power outage or disruptive event.

Fluent’s primary data center is at a third-party co-location center in Ashburn, Virginia. All of the critical components of the system are redundant and Fluent has backup copies of its database including one maintained in the Cloud. Fluent has implemented these backup systems and redundancies to minimize the risk associated with earthquakes, fire, power loss, telecommunications failure, and other events beyond its control; however, these backup systems may fail or may not be adequate to prevent losses.

Any unscheduled interruption in Fluent’s service would result in an immediate loss of revenue. If Fluent experiences frequent or persistent system failures, the attractiveness of its technologies and services to clients and third-party publishers could be permanently harmed. The steps Fluent has taken to increase the reliability and redundancy of its systems are expensive, reduce Fluent’s operating margin and may not be successful in reducing the frequency or duration of unscheduled interruptions.

Fluent’s quarterly revenue and results of operations may fluctuate significantly from quarter to quarter due to fluctuations in advertising spending, including seasonal and cyclical effects.

In addition to other factors that cause Fluent’s results of operations to fluctuate, results are also subject to significant seasonal fluctuation. In particular, Fluent’s fourth quarter tends to be its strongest because of holiday advertising budgets which continue into the first quarter, while Fluent’s second and third calendar quarters are typically weaker.

Furthermore, advertising spend on the Internet, similar to traditional media, tends to be cyclical and discretionary as a result of factors beyond Fluent’s control, including budgetary constraints and buying patterns of clients, as well as economic conditions affecting the Internet and media industry. Poor macroeconomic conditions could decrease Fluent’s clients’ advertising spending and thereby have a material adverse effect on our business, financial condition, and operating results.

If the market for online marketing services fails to continue to develop, Fluent’s success may be limited, and its revenue may decrease.

The online marketing services market is relatively new and rapidly evolving, and it uses different measurements from traditional media to gauge its effectiveness. Some of Fluent’s current or potential clients have little or no experience using the Internet for advertising and marketing purposes and have allocated only limited portions of their advertising and marketing budgets to the Internet. The adoption of online marketing, particularly by those companies that have historically relied upon traditional media for advertising, requires the acceptance of a new way of conducting business, exchanging information and evaluating new advertising and marketing technologies and services.

In particular, Fluent is dependent on its clients’ adoption of new metrics to measure the success of online marketing campaigns. Certain of Fluent’s metrics are subject to inherent challenges in measurement, and real or perceived inaccuracies in such metrics may harm its reputation and negatively affect its business. Fluent periodically reviews and refines some of its methodologies for monitoring, gathering, and calculating these metrics. While Fluent’s metrics are based on what it believes to be reasonable measurements and methodologies, there are inherent challenges in deriving its metrics. In addition, Fluent’s user metrics may differ from estimates published by third parties or from similar metrics of its competitors due to differences in methodology. If clients or publishers do not perceive Fluent’s metrics to be accurate, or if Fluent discovers material inaccuracies in its metrics, it could negatively affect Fluent’s business model and current or potential clients’ willingness to adopt its metrics.

Fluent cannot assure that the market for online marketing services will continue to grow. If the market for online marketing services fails to continue to develop or develops more slowly than Fluent anticipates, our business and resale of operations may be adversely affected.

If Fluent does not adequately protect its intellectual property rights, its competitive position and business may suffer.

Fluent’s ability to compete effectively depends upon its proprietary systems and technology. Fluent relies on patent, trade secret, trademark and copyright law, confidentiality agreements, and technical measures to protect its proprietary rights. Fluent enters into confidentiality agreements with its employees, consultants, independent contractors, advisors, client vendors, and publishers. These agreements may not effectively prevent unauthorized disclosure of confidential information or unauthorized parties from copying aspects of Fluent’s services or obtaining and using its proprietary information. Further, these agreements may not provide an adequate remedy in the event of unauthorized disclosures or uses, and Fluent cannot assure that its rights under such agreements will be enforceable. Effective patent, trade secret, copyright, and trademark protection may not be available in all countries where Fluent currently operates or in which Fluent may operate in the future. Some of Fluent’s systems and technologies are not covered by any copyright, patent or patent application. Fluent cannot guarantee that: (i) its intellectual property rights will provide competitive advantages to Fluent; (ii) its ability to assert its intellectual property rights against potential competitors or to settle current or future disputes will be effective; (iii) its intellectual property rights will be enforced in jurisdictions where competition may be intense or where legal protection may be weak; (iv) any of the patent, trademark, copyright, trade secret or other intellectual property rights that Fluent presently employs in its business will not lapse or be invalidated, circumvented, challenged, or abandoned; (v) competitors will not design around Fluent’s protected systems and technology; or (vi) that Fluent will not lose the ability to assert its intellectual property rights against others.

Policing unauthorized use of Fluent’s proprietary rights can be difficult and costly. Litigation, while it may be necessary to enforce or protect its intellectual property rights, could result in substantial costs and diversion of resources and management attention and could adversely affect Fluent’s business, even if Fluent is successful on the merits. In addition, others may independently discover trade secrets and proprietary information, and in such cases Fluent could not assert any trade secret rights against such parties.

Third parties may sue Fluent for intellectual property infringement, which, even if unsuccessful, could require it to expend significant costs to defend or settle.

Fluent cannot be certain that its internally developed or acquired systems and technologies do not and will not infringe the intellectual property rights of others. In addition, Fluent licenses content, software and other intellectual property rights from third parties and may be subject to claims of infringement if such parties do not possess the necessary intellectual property rights to the products they license to Fluent.

Some of Fluent’s websites promote gift cards issued by companies with trademarked brand name and promote branded merchandise. Fluent has, in the past, received cease and desist letters alleging trademark infringement from some of the trademark holders. While Fluent believes that its use of the brand names falls within the fair use exception to U.S. trademark laws, trademark holders have disagreed. While none has instituted an action, there is the risk that Fluent could be sued for trademark infringement which, if successful, may adversely affect its operations and limit its ability to promote offers with branded merchandise.

Limitations on Fluent’s ability to collect and use data derived from user activities, as well as new technologies that block Fluent’s ability to deliver Internet-based advertising, could significantly diminish the value of its services and have an adverse effect on Fluent’s ability to generate revenue.

When a user visits Fluent’s websites, Fluent uses technologies to collect information such as the user’s IP address and the user’s past responses to its offerings. Fluent also uses registration data provided by users and user response to its dynamically populated survey questions to collect additional user information that Fluent combines with meta data to create a robust user profile which Fluent uses in its ad serving and customer acquisition services. Fluent accesses and analyzes this information in order to deliver qualified customers and serve targeted advertising and to determine the effectiveness of a marketing campaign and to determine how to optimize campaigns. The use of personal information is the subject of litigation, regulatory scrutiny and industry self-regulatory activities, including the discussion of “do-not-track” technologies and guidelines.

Technologies, tools, software and applications (including new and enhanced web browsers) have been developed, and are likely to continue to be developed, that can block or allow users to opt out of display, search, and Internet-based advertising and content, delete or block the cookies used to deliver such advertising, or shift the location in which advertising appears on pages so that Fluent’s advertisements do not show up in the most monetizable places on its pages or are obscured. Recently, app developers have developed ad blocking apps for smartphones and other mobile devices which may hinder marketing activities to smartphone users. As a result, the adoption of such technologies, tools, software, and applications could reduce the number of display and search advertisements that Fluent is able to deliver and/or its ability to deliver Internet-based advertising and this, in turn, could reduce Fluent’s results of operations.

Interruptions, failures or defects in Fluent’s data collection systems, as well as privacy concerns and regulatory changes or enforcement actions affecting Fluent’s or its data partners’ ability to collect user data, could also limit Fluent’s ability to analyze data from, and thereby optimize, its clients’ marketing campaigns. If Fluent’s access to data is limited in the future, it may be unable to provide effective technologies and services to clients and may lose clients and revenue.

As a creator and a distributor of Internet content, Fluent faces potential liability and expenses for legal claims based on the nature and content of the materials that Fluent creates or distributes. If Fluent is required to pay damages or expenses in connection with these legal claims, its results of operations and business may be harmed.

Fluent displays original content and third-party content on its websites and in its marketing messages. As a result, Fluent faces potential liability based on a variety of theories, including defamation, negligence, deceptive advertising, copyright or trademark infringement. Fluent is also exposed to risk that content provided by third parties is inaccurate or misleading, and for material posted to Fluent’s websites by users and other third parties. These claims, whether brought in the United States or abroad, could divert management time and attention away from Fluent’s business and result in significant costs to investigate and defend, regardless of the merit of these claims. In addition, if Fluent becomes subject to these types of claims and is not successful in its defense, it may be forced to pay substantial damages.

Risks Relating to Our Common Stock

The concentration of our stock ownership may limit individual stockholder ability to influence corporate matters.

As of January 14, 2016, officers, directors and managers of the Company and its affiliates owned 36.4% of the Company’s Common Stock on a fully diluted basis. Following the conversion of Series B Preferred on the Conversation Date into the Company’s Common Stock and assuming the exercise of the Warrants on the Conversion Date, officers, directors and managers of the Company and its affiliates will own 67.7% of the Company’s Common Stock on a fully diluted basis. As a result, these stockholders may be in a position to exert significant influence over all matters requiring stockholder approval, including the election of directors and determination of significant corporate actions. The interests of these stockholders may not always coincide with the interests of other stockholders, and these stockholders may act in a manner that advances their best interests and not necessarily those of other stockholders, and might affect the prevailing market price for our securities.

In addition, as of the Effective Date, the Company entered into a Stockholders’ Agreement (the “Stockholders’ Agreement”), with certain, officers, directors and managers of the Company and its affiliates, solely in their respective capacities as stockholders of the Company, pursuant to which the parties thereto agreed to vote in a certain manner on specified matters, including the agreement to vote in favor of each party’s duly approved nominees for the Board. The Stockholders’ Agreement also requires the Company to obtain the consent of certain, officers, directors and managers of the Company and their affiliates before effecting certain capital transactions of the Company or taking certain compensation action with respect to certain employees of Fluent until the Conversion Date.

A significant number of additional shares of our common stock may be issued upon the exercise or conversion of existing securities, the Series B Preferred to be issued in connection with the Frost Gamma Placement, the Bridge Loan and the Acquisition and the Lender Warrants to be issued in connection with the Term Loan, which issuances would substantially dilute existing stockholders and may depress the market price of our common stock.

As of January 14, 2016, we had outstanding 4,736,102 shares of Series A Preferred which were convertible into 4,736,102 shares of the Company’s Common Stock, 29,985 shares of Series B Preferred which were convertible into 1,499,250 shares of the Company’s Common Stock, options to purchase 462,000 shares of the Company’s Common Stock and warrants (including the Warrants) to purchase 1,389,830 shares of the Company’s Common Stock. In addition, we have issued 119,940 shares of Series B Preferred in the Frost Gamma Placement which are convertible into 5,997,000 shares of common stock, 1,000 shares of Series B Preferred in connection with the Bridge Note which are convertible into 50,000 shares of common stock and 300,037 shares of Series B Preferred which are convertible into 15,001,850 shares of common stock in connection with the Acquisition. We have also agreed to issue Lender Warrants to the Lender of the Term Loan to purchase 200,000 shares of our common stock. The issuance of these shares of common stock would substantially dilute the proportionate ownership and voting power of existing stockholders, and their issuance, or the possibility of their issuance, may depress the market price of our common stock.

Future sales or issuances of our securities may dilute the ownership of existing stockholders and cause the market price of our common stock to decline.

We will likely need to obtain additional capital through equity or debt financing. There can be no assurance that we will be able to obtain such capital on commercially reasonable terms, if at all. In addition, if we obtain capital by issuing equity, such transaction(s) may dilute the proportionate ownership and voting power of existing stockholders.

The Acquisition

On November 16, 2015, the Company entered into the Merger Agreement by and among the Company, Merger Sub, Merger Co., Fluent, the Sellers, and the Representative.

The Parties completed the Acquisition on December 9, 2015, with certain transactions contemplated by the Acquisition to be effective as of December 8, 2015. On the Closing date, Merger Sub merged with and into Fluent, with Fluent as the surviving entity. Following consummation of the Initial Merger, the Company caused Fluent to consummate the Subsequent Merger, and together with the Initial Merger, the “Acquisition”) with Merger Co, with Merger Co as the surviving entity. Immediately following the Subsequent Merger, Merger Co. changed its name to “Fluent, LLC.” On the Closing date, Fluent LLC assumed, all of Fluent’s continuing obligations under this Agreement to be performed after the Subsequent Merger.

As consideration for the Acquisition, the Company paid in the aggregate:

1.	Approximately $103.2 million in cash, inclusive of working capital adjustments, certain amounts paid to holders of vested and unvested stock appreciation rights and change of control payments due to certain Fluent directors, employees and consultants, held back escrow and reserve amounts, of which $1.0 million was held back in connection with any applicable working capital adjustments and $2.0 million was held back in connection with Sellers’ indemnification obligations under the Merger Agreement, and

2.	300,037 shares of the Company’s Series B Preferred. Each share of Series B Preferred will automatically convert into 50 shares of the Company’s Common Stock on the Conversion Date. The issuances of Series B Preferred to Sellers were effected in reliance on the exemptions from registration afforded by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

The Merger Agreement

The discussion in this Information Statement of the Acquisition and the principal terms of the Merger Agreement described below is qualified in its entirety by reference to the copy of the Merger Agreement and Amendment No. 1 to the Merger Agreement (the “Amendment”), which Merger Agreement is attached as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed November 19, 2015, and which Amendment is attached as Exhibit 2.2 to the Company’s Current Report on Form 8-K filed December 10, 2015, and each is incorporated herein by reference. The following description summarizes the material provisions of the Merger Agreement, as amended, which we urge you to read carefully because it is the principal legal document that governed the Acquisition.

The representations and warranties described below and included in the Merger Agreement were made by the Company and the Sellers as of specific dates. The assertions embodied in these representations and warranties may be subject to important qualifications and limitations mutually agreed to by the Company, Merger Sub, Merger Co., Fluent, Sellers, and Ryan Schulke, solely in his capacity as representative of the Sellers, in connection with negotiating the Merger Agreement. The representations and warranties may also be subject to a contractual standard of materiality that may be different from what may be viewed as material to stockholders, or may have been used for the purpose of allocating risk among the Company, Merger Sub, Merger Co., Fluent, Sellers, and Ryan Schulke, rather than establishing matters as facts. The Merger Agreement is described in this Information Statement only to provide you with information regarding its terms and conditions at the time it was entered into by the Parties.

Basic Deal Terms

•	The Acquisition was structured as a two-step transaction:

•	first, Merger Sub, a wholly-owned subsidiary of the Company, merged with and into Fluent, with Fluent surviving such merger as a wholly-owned subsidiary of the Company; and

•	immediately following the Initial Merger, Fluent merged with and into Merger Co., a wholly-owned subsidiary of the Company, with Merger Co. surviving such merger and, at such time, changing its name to “Fluent, LLC”.

•	The Company paid, in the aggregate, in exchange for all of the shares in Fluent:

•	300,037 shares of Series B Preferred, convertible into 15,001,850 shares of Common Stock; and

•	Approximately $103.2 million in cash, inclusive of working capital adjustments, certain amounts paid to holders of vested and unvested stock appreciation rights and change of control payments due to certain Fluent directors, employees and consultants, held back escrow and reserve amounts, of which $1.0 million was held back in connection with any applicable working capital adjustments and $2.0 million was held back in connection with Sellers’ indemnification obligations under the Merger Agreement.

•	Pursuant to the Amendment, the Company provided certain Fluent success fee recipients a combination of cash and shares of Series B Preferred as part of the consideration to be provided by the Company under the Merger Agreement.

•	The cash payable to Sellers at the Closing was subject to adjustment for working capital variances and reduction for indemnification obligations (capped at $2.0 million).

•	The Company purchased insurance with respect to the representations and warranties of Sellers up to a policy limit of $20.0 million, subject to the terms of the policy, which provides the Company with sole remedy coverage in the event of a breach of Sellers’ representations and warranties.

•	The parties agreed to escrow $1.0 million of the purchase price in connection with the working capital variance adjustment and $2.0 million in connection with Sellers’ indemnification obligations.

•	The Company agreed to reserve seven million restricted stock units (“RSUs”) or stock options for issuance to Fluent, LLC employees under the Company’s 2015 Stock Incentive Plan (the “Plan”), subject to stockholder approval of an increase in the number of shares of Common Stock reserved for issuance under the Plan at the Company’s next Annual Meeting of Stockholders (the “Plan Approval”). Of the seven million equity awards to be reserved for issuance under the Plan, 2,517,000 were awarded as of the Effective Date, subject to Plan Approval.

The Series B Preferred will automatically convert into shares of Common Stock, on a 1 to 50 basis, on the Conversion Date.

Upon conversion of the Series B Preferred to Common Stock, 15,001,850 shares of Common Stock will be issued pursuant to the Merger Agreement, which will represent approximately 39.1% of the Company’s Common Stock (on an as converted basis).

Representations and Warranties

In the Merger Agreement, Sellers made, as of the signing of the Merger Agreement but not as of the Closing, certain representations and warranties (subject to certain exceptions and qualifications) about Fluent and its subsidiaries relating to, among other things:

•	capital structure and capitalization;

•	authorization, execution, delivery and enforceability of the Merger Agreement and other transaction documents;

•	proper corporate organization and related corporate matters;

•	absence of conflicts with the organizational documents, material contracts and material permits of Fluent and its subsidiaries;

•	required consents and approvals;

•	financial information and absence of undisclosed liabilities;

•	absence of certain changes or events;

•	absence of material litigation;

•	licenses and permits;

•	title to shares, properties and assets;

•	ownership of intellectual property and data security matters;

•	taxes;

•	employment and employee benefit matters;

•	transactions with affiliates and employees;

•	insurance coverage;

•	material contracts;

•	compliance with laws and absence of certain business practices;

•	brokers and finders;

•	environmental matters;

•	real property; and

•	business continuity.

In the Merger Agreement, the Company made certain representations and warranties (subject to certain exceptions and qualifications) relating to, among other things:

•	capital structure and capitalization;

•	proper corporate organization and similar corporate matters;

•	authorization, execution, delivery and enforceability of the Merger Agreement and other transaction documents, the issuance of securities contemplated thereby;

•	absence of conflicts with the organizational documents, material contracts and material permits;

•	required consents and approvals;

•	SEC filings;

•	internal accounting controls;

•	absence of certain changes or events;

•	absence of undisclosed liabilities;

•	absence of material litigation;

•	title to properties and assets;

•	licenses and permits;

•	tax matters;

•	compliance with laws;

•	brokers and finders;

•	transactions with affiliates and employees; and

•	material contracts.

Conduct of Business Pending Closing

Prior to the Closing of the Acquisition, Fluent agreed to conduct its and its subsidiaries’ businesses in the ordinary course consistent with past business practice.

Covenants

The Merger Agreement contains covenants of the parties, including the following:

•	access to information and personnel between signing and closing;

•	no public announcements;

•	covenants regarding allocation of Fluent’s taxes after closing;

•	use of reasonable efforts to satisfy conditions to closing;

•	purchase by the Company, at closing, of a six year director and officer liability insurance policy in favor of Fluent’s officers and directors;

•	filing by the Company of required Information Statements in connection with the transactions contemplated in the Merger Agreement;

•	information-sharing, filing and reimbursement obligations of the Company if the Sellers are required to make an HSR filing with respect to the shares issued under the Merger Agreement after the closing;

•	obligation of the Company to consummate the Subsequent Merger;

•	Fluent’s agreement to exclusivity between signing and closing; and

•	transaction-related SEC filings.

Additional Agreements and Covenants

At the Closing, the Company increased the Board from seven (7) to nine (9) members, and Sellers had the right to designate two (2) directors to the Board. Ryan Schulke and Donald Mathis are the new directors appointed to the Board. Donald Mathis is an independent director and will also serve on the Company’s audit and compensation committees. In addition, at the Closing, Dan Brauser resigned as a member of the Board and Dr. Frost was appointed to the Board as Vice Chairman.

Conditions to Closing

General Conditions

Consummation of the Acquisition was subject to conditions, including, among others:

•	Accuracy of the Company’s representations and warranties with respect to its SEC reports and capitalization;

•	Absence of material adverse effect on either party;

•	Delivery by each party of the closing documents specified in the Merger Agreement;

•	Approval by the board of directors (or equivalent) of each party to the Merger Agreement;

•	the Company’s stockholders, by written consent in accordance with the Company’s governing documents and in accordance with the DGCL, approved the issuance of the Common Stock issuable upon the conversion of the Series B Preferred; and

•	Approval by Fluent’s stockholders.

Best Efforts

In addition to the conditions to close provided under the Merger Agreement, Fluent had an obligation to use its best efforts to deliver certain documents to the Company at or prior to closing, including, among others:

•	general releases from the participants in Fluent’s stock appreciation rights plan; and

•	non-competition agreements in favor of the Company signed by each employee of Fluent (such employees were already a party to non-competition agreements in favor of Fluent).

Indemnification

Survival of Representations and Warranties

The representations and warranties of the Company and Sellers contained in the Merger Agreement will survive for a period of 18 months following the Acquisition. Any claim for indemnification based upon a misrepresentation or breach of warranty pursuant to the Merger Agreement must be asserted in writing before the expiration of such survival period for indemnification to be available therefor and must exceed specified monetary thresholds in certain circumstances.

Indemnification Rights

From and after the Closing of the Acquisition, the Company has agreed to indemnify each Seller from any damages arising from: (a) any misrepresentation or breach of warranty by the Company contained in the Merger Agreement or any other transaction document; or (b) any failure to perform any covenant or agreement made or contained in the Merger Agreement or other transaction documents.

From and after the Closing of the Acquisition, the Company, and their respective stockholders, officers and directors shall be indemnified from and against any and all damages arising from:

•	a breach of representations or warranties pertaining to the Sellers contained in the Merger Agreement or other transaction documents;

•	a breach of any covenant of Fluent or any Seller contained in the Merger Agreement or other transaction documents;

•	certain indemnified taxes;

•	Fluent’s indebtedness as of the closing not satisfied in accordance with the Merger Agreement;

•	Fluent’s transaction expenses as of the closing not paid in accordance with the Merger Agreement;

•	cyber breaches or failures to comply with data security or privacy laws;

•	violations or alleged violations of the FTC Act, the TCPA and the CAN-SPAM Act; and

•	all losses arising in connection with Fluent’s corporate guarantee with respect to the indemnification obligations of its former affiliate US Digital, LLC to Mobile Messenger (the “Messenger Matter”).

Limitations on Indemnity

Sellers’ indemnification obligations with respect to all non-fundamental and tax-related representations and warranties of the Sellers are subject to a cap of $2.0 million. Sellers indemnification obligations for cyber breaches or failures to comply with data security or privacy laws and violations or alleged violations of the FTC Act, the Telephone Consumer Protection Act and the CAN-SPAM Act (collectively, the “Line Item Indemnities”) are subject to a cap of $4.0 million.

R&W Policy

At signing of the Merger Agreement, the Company purchased a three-year representations and warranties policy underwritten by AIG Specialty Insurance Company (“AIG”), which covers representations and warranties of the Sellers up to the policy limit of $20.0 million (the “R&W Policy”). For the first 18 months after the Acquisition, the R&W Policy has a $4 million retention, covered 50% by the Company and 50% out of the indemnity escrow. After the first 18 months, the retention will step down to $2 million, which will be the responsibility of the Company. With respect to breaches of non-fundamental representations and warranties by Sellers, the R&W Policy is the sole recourse of the Company for losses in excess of the indemnity escrow.

The R&W Policy excludes certain matters from its scope of coverage, including the Messenger Matter, the Line Item Indemnities and all breaches of the representations and warranties in the Merger Agreement actually known (as defined in the policy) to the Company or its advisors prior to signing. The Company takes on the risk of loss in excess of the indemnity escrow.

Regulatory and Other Approvals

The business combination and the transactions contemplated by the Merger Agreement were not subject to any additional foreign, federal or state regulatory requirements or approvals, except for (i) filings with the State of Delaware necessary to effectuate the transactions contemplated by the Acquisition, (ii) compliance with applicable securities laws and rules and regulations of the SEC and NYSE MKT, including approval of the matters set forth herein, and (iii) approval by a the Company’s stockholders holding a majority of the Common Stock regarding issuance of the Common Stock to be issued upon conversion of the Series B Preferred (the “Share Issuance”).

The Financing Transactions

In connection with financing the cash portion of consideration in the Acquisition, the Company entered into the Financing Transactions described below. The description and summaries of the documents and agreements below do not purport to be complete and are qualified in their entirety by reference to the actual documents and agreements.

Stock Purchase Agreement

On November 16, 2015, the Company entered into the FGIT Stock Purchase Agreement providing for the sale of 119,940 shares of Series B Preferred to Frost Gamma, in exchange for $40.0 million. Each share of Series B Preferred will automatically convert into 50 shares of Common Stock, on the Conversion Date. The sale was completed in connection with the Closing of the Acquisition. The Series B Preferred to be issued pursuant to the FGIT Stock Purchase Agreement were exempt from the registration requirements of the Act, in accordance with Section 4(2) of the Act and Regulation D thereunder, as a transaction by an issuer not involving any public offering. The FGIT Stock Purchase Agreement is attached to the Company’s Current Report on Form 8-K filed on November 19, 2015, as Exhibit 4.3, and is incorporated herein by reference.

Securities Purchase Agreements

On November 16, 2015, the Company raised approximately $10.0 million in gross proceeds from the sale of 29,985 shares of the Company’s Series B Preferred and warrants to purchase up to 749,625 shares of the Common Stock (each, a “SPA Warrant,” and collectively, the “SPA Warrants”) pursuant to securities purchase agreements (each, a “Securities Purchase Agreement, and the transactions contemplated thereby, the “Securities Purchase Financing”) and collectively, the “Securities Purchase Agreements,” and the transactions contemplated thereby, the “Securities Purchase Financing”). Each SPA Warrant is exercisable in whole or in part at any time from the Conversion Date until November 16, 2025. $7.0 million of such gross proceeds was raised pursuant to a

Securities Purchase Agreement between the Company and Frost Gamma, an affiliate of Phillip Frost, M.D., a greater than 10% owner of the Company, pursuant to which Frost Gamma received (i) 20,990 shares of Series B Preferred and (ii) an SPA Warrant to purchase up to 524,750 shares of Common Stock, with an exercise price of $6.67 per share of Common Stock. The additional $3.0 million of such proceeds was raised pursuant to Securities Purchase Agreements between the Company and other participants in the private placement on the same terms provided to Frost Gamma. In aggregate, such other participants received (i) 8,995 shares of Series B Preferred and (ii) SPA Warrants to purchase up to 224,875 shares of Common Stock. The Series B Preferred and SPA Warrants issued in connection with the Securities Purchase Agreements were exempt from the registration requirements of the Securities Act in accordance with Section 4(2) of the Act and Regulation D thereunder, as a transaction by an issuer not involving a public offering. The Frost Gamma Securities Purchase Agreement and Frost Gamma SPA Warrant are attached to the Company’s Current Report on Form 8-K filed November 19, 2015, as Exhibits 4.1 and Exhibit 4.2, respectively, and each is incorporated herein by reference.

Credit Agreement

At Closing, Fluent LLC, became the borrower under the Credit Agreement, among the Company, Merger Sub, Fluent, and Merger Co (now known as Fluent, LLC), the persons party thereto from time to time as guarantors, the financial institutions party thereto from time to time as lenders, and Whitehorse Finance, Inc., evidencing a term loan in the amount of $45.0 million. Fluent LLC’s obligations in respect of the Term Loan are guaranteed by the Company and substantially all of the other direct and indirect subsidiaries of the Company. The obligations of Fluent LLC and the obligations of the guarantors are secured by substantially all of such entities’ assets. The Credit Agreement has a term of five years.

The Term Loan accrues interest at LIBOR (with a floor of 0.5%) plus 10.5% per annum, payable in cash, plus an additional 1.0% per annum payable, at Fluent LLC’s election, in-kind or in cash. Interest under the Term Loan is payable monthly, including monthly compounding of paid-in-kind interest.

Payments of principal in the amount of $562,500 each are due on the last day of each quarter during the term of the Credit Agreement, commencing March 31, 2016. Additionally, 50% of excess cash flow of Fluent LLC and its subsidiaries for the immediately preceding fiscal year is required to be paid towards the Term Loan obligations, commencing with the fiscal year ending December 31, 2016. The Credit Agreement provides for certain other customary mandatory prepayments upon certain events. The Credit Agreement provides for certain prepayment premiums during the first 4 years of the Term Loan, provided that the prepayment premiums are not applicable to scheduled payments of principal, the required excess cash flow payments and certain other required prepayments.

The proceeds of the Term Loan were used to fund a portion of the merger consideration, to fund transaction costs associated with the Acquisition and the transactions contemplated by the Credit Agreement, and to provide for Fluent LLC’s general corporate purposes.

The Credit Agreement contains customary representations and warranties, covenants (including certain financial covenants), and events of default, upon the occurrence of which the Agent may accelerate the obligations under the Credit Agreement. The financial covenants include requirements that the Company and its subsidiaries attain certain quarterly minimum EBITDA thresholds, Fluent LLC and its subsidiaries (i) attain certain quarterly minimum EBITDA thresholds, (ii) meet certain leverage ratios on a quarterly basis, (iii) meet certain fixed charge coverage ratios on a quarterly basis, and (iv) maintain at all times cash and cash equivalent balances of at least $2.0 million (or such lesser amount agreed to by Agent), in the aggregate.

The provisions of the Credit Agreement provide for, subject to certain conditions, additional incremental term loans of up to $25.0 million.

The Credit Agreement is filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed December 10, 2015, and is incorporated herein by reference.

In connection with the Term Loan, as of the Effective Date, the Company issued to Agent and its affiliates the Whitehorse Warrants to purchase, in aggregate, 200,000 shares of Common Stock. The Whitehorse Warrants are exercisable at any time (i) following the date of approval for listing of the Common Stock issuable upon exercise of the Whitehorse Warrants on the NYSE MKT and (ii) prior to the ten (10) year anniversary of the date of issuance of the Whitehorse Warrants, at a price per share equal to the lower of (1) the per share price at which shares of Common Stock are sold in a public equity offering, provided such public equity offering occurs before the commencement of the Exercise Period, if any, and (2) $8.00. The Whitehorse Warrants issued in connection with the Term Loan were exempt from the registration requirements of the Securities Act, in accordance with Section 4(2) of the Act and Regulation D thereunder, as a transaction by an issuer not involving any public offering. The Whitehorse Warrants are attached to the Company’s Current Report on Form 8-K filed December 10, 2015, as Exhibits 4.1, 4.2, and Exhibit 4.3, and each is incorporated herein by reference.

Bridge Financing

At Closing, the Company entered into and consummated the Bridge Financing with each of Frost Gamma, Michael Brauser, the Executive Chairman of the Board, and another investor, pursuant to which the Company received a $5 million bridge loan from Frost Gamma, a $4 million bridge loan from Michael Brauser, and a $1 million bridge loan from such other investor, for aggregate bridge financing in the amount of $10 million. The Bridge Investors received (i) a promissory note in the principal amount equal to the amount of their respective bridge loan, with a rate of interest of ten percent (10%) per annum, which interest shall be capitalized monthly by adding to the outstanding principal amount of such note, and (ii) a grant of one hundred (100) shares of Series B Preferred for each $1 million increment of their respective bridge loan, pursuant to a fee letter agreement (each, a “Fee Letter,” and collectively, the “Fee Letters”). Each share of Series B Preferred shall automatically convert into 50 shares of Common Stock on the Conversion Date. Under the terms of the Bridge Notes, the Company is required to repay the principal amounts thereof, with all accrued interest thereon, on the date that is six (6) months after the repayment of all amounts due under the Credit Agreement, except that the Company may repay the loans earlier from the proceeds of a round of public equity financing. The Bridge Notes (with corresponding Fee Letter attached), are attached to the Company’s Current Report on Form 8-K filed December 10, 2015, as Exhibits 4.4, 4.5, and Exhibit 4.6, respectively, and each is incorporated herein by reference.

In connection with the Bridge Notes, as of the Effective Date, the Company, Fluent LLC, substantially all of the direct and indirect subsidiaries of the Company, each lender under the Bridge Notes, and Agent, entered into the Subordination Agreement, pursuant to which the debt under the Bridge Notes was made expressly subordinate to the debt under the Credit Agreement. In addition, the Subordination Agreement restricts the terms of the Bridge Notes, including certain modifications of such terms, and the ability of any lender under the Bridge Notes to take certain actions with respect to the obligations arising under the Bridge Notes. The terms of the Subordination Agreement shall remain in effect until such time that all obligations under the Credit Agreement are paid in full.

The proceeds of the Bridge Financing were used to fund a portion of the merger consideration, to fund transaction costs associated with the Acquisition, and to provide for the Company’s general corporate purposes.

The Subordination Agreement is filed as Exhibit 4.7 to the Company’s Current Report on Form 8-K filed December 10, 2015 and is incorporated herein by reference.

Approval of Issuance of Common Stock Underlying the Series B Preferred and Warrants

In the Acquisition and related Financing Transactions, the Company issued an aggregate 450,962 shares of Series B Preferred as follows:

Type of Stock	Shares	As Converted
Preferred Shares, Issued at Closing	300,037	15,001,850
Preferred Shares, Issued in the Financing Transactions	150,925	7,546,250

Total	450,962	22,548,100

The Series B Preferred will automatically convert on a one-for-fifty basis into Common Stock on the Conversion Date without any further action on the part of the Company or any holder of Series B Preferred.

In the Financing Transactions, the Company issued an aggregate warrants to purchase 949,625 shares of Common Stock as follows:

Type of Stock	Warrants	Underlying Shares
Warrants, Issued in Securities Purchase Financing	749,625	749,625
Warrants, Issued in Credit Financing	200,000	200,000

Total	949,625	949,625

The Warrants may not be exercised until the Conversion Date.

On December 7, 2015 and December 30, 2015, stockholders of the Company representing a majority in voting power of its outstanding Common Stock approved by written consent the issuance of the shares of common stock underlying the Series B Preferred and the Warrants. The consents are set forth in Appendix A and Appendix B to this Information Statement.

Description of the Business of Fluent, LLC

Fluent, LLC

Fluent LLC’s (hereunder, “Fluent”) principal office is located at: 33 Whitehall Street, 15th Floor, New York, New York 10004.

Services Provided

Fluent is a leader in people-based digital marketing and customer acquisition, serving over 500 leading consumer brands and direct marketers. Fluent’s proprietary audience data and ad-serving technology enables marketers to acquire their best customers, with precision, at a massive scale. Leveraging content, first-party data, and real-time survey interaction with consumers, Fluent has helped marketers acquire millions of new customers since its inception. Fluent is a Delaware corporation formed in 2010 and headquartered in New York City.

People-Based Marketing and Customer Acquisition

Fluent’s growth is supported by the increased demand in the marketplace for people-based marketing solutions, as well as the overall continued growth in digital advertising, and in particular, performance-based advertising models.

People-based marketing is a method of deterministically targeting consumers across various marketing channels and devices, as opposed to probabilistic, cookie-based targeting that has proven less effective on mobile devices, where support for cookies is infrequent or non-existent. Fluent is able to facilitate people-based marketing because it specializes in the opt-in acquisition of personally identifiable information on behalf of its clients, such as email addresses, which can be used for traditional email marketing but also increasingly for the precise targeting of ads to individuals across mobile, social, search, video, and display advertising via emerging advertising solutions such as Facebook’s “Custom Audiences,” Google’s “Customer Match,” and similar solutions offered by data management providers (DMPs) such as LiveRamp, which enable email-match based targeting of advertisements.

In addition, Fluent employs a “performance-based” pricing model for online customer acquisition, rather than a cost-per-thousand impressions (“CPM”) model. This means that Fluent’s clients only pay when consumers take meaningful action(s) in response to the marketing communications they are presented with, such as joining a loyalty club, signing up for an email marketing list, installing a mobile application, paying for a subscription, or any number of other ways of actively responding to an ad (as opposed to simply viewing an ad).

According the IAB’s “Internet Advertising Revenue Report,” April 2015, performance-based advertising now accounts for two-thirds of total digital advertising spending. Total digital ad spend was $49.5 billion in 2014 and is projected to increase to $57.76 billion in 2015 and $66.3 billion in 2016, a compound annual growth rate (CAGR) of about 16%. (Source: MAGNA GLOBAL, Forecasts Global Advertising Revenues, June 2015).

Products & Platform

Fluent’s patent pending ad-serving and customer acquisition technology platform enables brands to target, engage, qualify, and communicate with relevant consumers across mobile, web and in-app content environments. Proprietary targeting algorithms and a dynamic survey module matches consumers with the most relevant advertisers, content, and media across all devices. Consumers are then presented with ads, with the option to respond in a number of ways (such as those mentioned above in the “People-based Marketing and Customer Acquisition” section).

Campaigns are optimized by leveraging each advertiser’s performance data. Most valuable customer profiles (“MVCs”), as determined by factors such as individual-level engagement with ads and/or conversion or purchasing histories, are used to fuel lookalike modeling by Fluent that enables the targeting of individuals who share similar attributes to those MVCs. This results in broadening the scale of acquisition campaigns and enhancing campaign performance over time.

The majority of ads are served on Fluent’s owned-and-operated proprietary promotional websites. The owned and operated sites provide users with promotional offers, content and information in targeted verticals such as retail and savings, job listings and careers, personal finance and other financial products using Fluent’s targeted ad-serving capabilities. Fluent targets verticals that align with its current and projected stable of advertising clients, as well as Fluent’s knowledge of broader trends in the current advertising marketplace. Fluent also provides certain of its monetization and ad serving capabilities as service offerings to third parties through its Integrated Ad Products, which Fluent refers to as “IAP.”

Fluent uses several types of media to drive traffic to its owned and operated sites, which are acquired from a variety of sources. Fluent’s primary traffic drivers include display, email, mobile platforms and social. Fluent’s sources of media include marketing partners such as Publisher’s Clearing House, IAC, LifeScript.com, and Tapjoy, and platforms including Google, Facebook, and Millennial Media.

Fluent’s basic business model is premised on its ability to generate revenues from ad-serving and qualified customer acquisition that exceeds Fluent’s cost of driving users to its sites. Fluent is also beginning to implement various means of identifying and reconnecting with its most valuable users through a form of marketing known as “retargeting” in order to further reduce these costs and enhance the overall lifetime value of its users.

Data Assets

Fluent’s technology platform and systems enable it to collect four types of user data: 1) Meta-data: information gleaned by the system such as the user’s IP address, browser type, operating system, and, for mobile connected devices, the device model, device ID, browser, and mobile carrier; 2) Demographic data: self-reported user information such as name, address, gender, email address and telephone number; 3) Ethnographic data: user responses to dynamically curated and served survey questions; and, 4) Behavioral data: purchase history, interests, likes and dislikes, preferences and frequencies. Fluent also uses third-party services such as Experian Data Quality and Neustar in order to verify and supplement some of the data collected.

This data is stored and analyzed, and can be further enhanced in real-time when consumers respond to dynamically populated survey questions, enabling precise targeting and profiling for ad serving and customer acquisition purposes. By using the system and the insights gained, Fluent can develop deep and relevant insights into each individual consumer.

The platform and user volume has enabled Fluent to accumulate a massive data warehouse, which contains:

•	First party data on over 100 million consumers,

•	1.2 billion survey responses and growing by 5.5 million responses a day, and

•	More than 450,000 unique user registrations per day.

Fluent believes that its platform, systems, expertise and user database affords it numerous growth opportunities.

Paid CRM. Leverage Fluent’s database to accelerate the retargeting of consumers in order to drive greater customer lifetime value (CLV) using paid media such as Google, Facebook, paid search, display and mobile platforms.

Owned CRM. Develop a robust strategy and products designed to retarget consumers and drive greater CLV leveraging to Fluent-owned, higher-margin channels including opt-in email marketing, push notifications, text messaging and telephone marketing.

Data Products. Monetize Fluent’s proprietary data assets outside of Fluent’s platform by delivering ad targeting and consumer insights solutions (e.g., development of custom audiences for targeting in specific verticals such as finance and insurance).

Selected Financial Data

Selected condensed consolidated financial data (in thousands) for the nine-months ended September 30, 2015 (unaudited) and the years ended December 31, 2014, 2013, 2012, 2011, and 2010 (from inception; unaudited) is as follows:

	9.30.2015	2014	2013	2012	2011	Inception to 12.31.2010
Consolidated Statements of Income:
Revenues	$103,038	$67,965	$52,605	$45,269	$41,866	$4,412
Cost of revenue:	75,201	49,152	36,078	32,064	29,644	2,374

Gross profit	27,838	18,813	16,527	13,205	12,222	2,038

Selling, general, and administrative expenses	17,909	16,896	12,272	8,740	6,697	269
Impairment/disposal of assets	—	34	248	—	—	—

Operating income	9,929	1,883	4,007	4,465	5,525	1,769
Interest income (expense), net	(5)	3	15	25	5	—
Loss on cost-based investment	—	—	—	—	(100)	—
Income before income taxes	9,924	1,886	4,022	4,490	5,430	1,769

Provision for income taxes	1,086	191	312	419	300	111

Net Income	8,838	1,695	3,710	4,071	5,130	1,658

Comprehensive income	$8,838	$1,695	$3,710	$4,071	$5,130	$1,658

	9.30.2015	2014	2013	2012	2011	12.31.2010
Consolidated Balance Sheets:
Cash and cash equivalents	$7,422	$3,474	$1,448	$2,919	$3,074	$1,255
Accounts receivable, net of allowances	21,133	13,320	8,585	5,512	4,143	893
Prepaid expenses and other current assets	1,225	3,518	2,712	390	140	16
Income tax receivable	—	150	—	—	—	—

Total current assets	29,780	20,462	12,745	8,821	7,357	2,164
Property and equipment, net	575	396	429	738	504	5
Other noncurrent assets	763	727	543	87	87	39
Intangible assets	—	—	—	61	—	—
Goodwill	—	—	—	157	—	—

Total assets	$31,118	$21,585	$13,717	$9,864	$7,948	$2,208

Accounts Payable	$2,912	$4,824	$2,299	$2,116	$1,449	$347
Accrued expenses and deferred rent liability	7,918	4,244	2,075	1,231	1,288	92
Borrowings on line of credit	—	2,000	600	200	—	—
Income taxes payable	932	—	—	117	191	111
Deferred tax liabilities, net	211	211	132	—	—	—

Total liabilities	11,973	11,279	5,106	3,664	2,928	550
Additional paid in capital	908	908	908	561	561	—
Retained earnings	18,237	9,398	7,703	5,639	4,459	1,658

Total stockholders’ equity	19,145	10,306	8,611	6,200	5,020	1,658

Total liabilities and stockholders’ equity	$31,118	$21,585	$13,717	$9,864	$7,948	$2,208

	9.30.2015	2014	2013	2012	2011	Inception to 12.31.2010
Consolidated Statement of Cash Flows:
Operating activities
Net income	$8,838	$1,695	$3,710	$4,071	$5,130	$1,658
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	164	298	293	177	57	—
Impairment/disposal of assets	—	34	248	—	100	—
Stock-based compensation	—	—	347	—	561	—
Deferred taxes	—	79	132	—	—	—
Changes in operating assets and liabilities	(2,711)	(1,188)	(4,931)	(1,084)	(1,043)	(398)

Net cash (used in) provided by operating activities	6,291	918	(201)	3,164	4,805	1,260
Net cash (used in) provided by investing activities	(344)	(292)	(14)	(618)	(657)	(5)
Net cash provided (used in) provided by financing activities	(2,000)	1,400	(1,256)	(2,701)	(2,329)	—
Net increase (decrease) in cash	3,948	2,026	(1,471)	(155)	1,819	1,255
Cash at beginning of year	3,474	1,448	2,919	3,074	1,255	—

Cash at end of year	$7,422	$3,474	$1,448	$2,919	$3,074	$1,255

Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis in conjunction with the “Selected Financial Data” included in this section and our audited consolidated financial statements and the related notes thereto incorporated herein by reference. In addition to historical consolidated financial information this discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Actual results could differ from these expectations as a result of factors including those described under “Risk Factors,” “Special Note Regarding Forward-Looking Statements” and elsewhere in this Information Statement.

Overview

Fluent was incorporated in Delaware on August 19, 2010. Fluent is a leader in people-based digital marketing and customer acquisition, serving over 500 leading consumer brands and direct marketers. Fluent’s proprietary audience data and ad-serving technology enables marketers to acquire their best customers, with precision, at a massive scale. Leveraging compelling content, first-party data, and real-time survey interaction with consumers, Fluent has helped marketers acquire millions of new customers since its inception. Fluent’s pay for performance data licensing solutions enable it to collect opt-in first party data from consumers as part of our audience discovery process, then batch or stream the data in real time to our brand marketer and media clients (or their agencies) for use in their targeted marketing programs. Fluent sources its audience through Fluent-owned and operated media properties as well as an ability to syndicate Fluent’s offer management technology to third party publishers and affiliates. With more than 450,000 interactions per day, the platform has enabled Fluent to build and monetize its database of over 100 million unique consumer profiles.

On November 16, 2015, the Company, Fluent’s original stockholders and related parties entered into the Merger Agreement, pursuant to which Fluent became a wholly-owned subsidiary of the Company. As a consequence of the Acquisition, Fluent was converted from a corporation into a Delaware limited liability company, Fluent, LLC. The Parties completed the Acquisition on December 9, 2015, with certain transactions contemplated by the Acquisition to be effective as of December 8, 2015. See the Summary Term Sheet for a more detailed description of the Acquisition.

Critical Accounting Policies

We believe that the following are Fluent’s most critical accounting policies, which require management to make judgments about matters that are inherently uncertain. See “Risk Factors – Risk Related to Fluent’s Business and Industry” for a list of factors that may cause Fluent’s actual results to differ materially from anticipated results.

Use of Estimates

The preparation of financial statements in conformity with the U.S. Generally Accepted Accounting Principles (GAAP) requires management to make estimates and assumptions that may affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates include depreciation and amortization, stock-based compensation expense, unbilled revenue, income tax provision, revenue reserves and certain accrued expenses. Actual results may differ from those estimates.

Revenue Recognition

Fluent recognizes revenue in accordance with the terms detailed in advertiser agreements and/or the attendant insertion order(s). These terms typically call for a specific payout per conversion based on a predefined user action (for example, a registration, a toolbar download, a newsletter sign-up, or click-through) subject to certain qualifying conditions (most significant, each user must be validated and/or unique to the client’s existing database). These user actions are tracked in real time by Fluent’s systems, reported, recorded, and regularly reconciled against advertiser data either in real time or at various contractually defined periods, whereupon the number of qualified users during such specified period are confirmed and adjustments, if any, to revenue are made. Additional revenues are generated through revenue-sharing agreements with advertisers who email offers to users provided by Fluent from Fluent’s proprietary database.

In accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 605, Revenue Recognition, Fluent recognizes revenue when persuasive evidence of an arrangement exists, the fee is fixed or determinable, collectability is reasonably assured, and services are performed. Generally, services are deemed to have been performed at the time a qualified lead is delivered to the client.

In the normal course of business, Fluent acts as an intermediary in executing transactions with third parties. The determination of whether revenue should be reported on a gross or net basis is based on an assessment of whether Fluent is acting as the principal or an agent in Fluent’s transactions. In determining whether Fluent acts as the principal or an agent, we follow the accounting guidance of ASC 605-45, Principal Agent Considerations. The determination of whether Fluent acting as a principal or an agent in a transaction involves judgment and is based on an evaluation of the terms of each arrangement. While not one of the factors individually is considered presumptive or determinative, because Fluent is the primary obligor and is responsible for (1) identifying and contracting with third-party advertisers; (2) establishing the selling prices of user actions sold; (3) performing all billing and collection activities, including retaining credit risk; and (4) bearing sole responsibility for media cost even if Fluent lacks advertising campaigns to monetize the traffic, Fluent acts as the principal in these arrangements and therefore report revenue earned and costs incurred related to these transactions on a gross basis.

Cost of Revenue

Fluent enters into agreements with publishers and affiliates to acquire media. Fluent’s owned and operated media properties are trafficked through the acquisition of standard IAB ad inventory, such as display, email and search. Media is paid for in accordance with a publisher’s or affiliate’s standard format, which is typically a ‘cost per click’, ‘cost per acquisition’ or less frequently a ‘cost per thousand impressions’. When syndicating Fluent’s offer management technology to third party publishers, Fluent typically ascribes a ‘cost per user’ value that Fluent is willing to pay for the inventory on the publishers’ sites or apps. In these instances, Fluent’s technology lives on the publishers’ inventory, but all activity and advertiser conversions are managed and tracked by Fluent.

Concentration of credit risk and other risks

The elements of Fluent’s consolidated financial statements that are exposed to concentrations of credit risk consist primarily of cash and accounts receivable. Fluent places its cash in one financial institution. At times, such cash balances may be in excess of federally insured limits. Fluent has not experienced any losses and believes that Fluent is not exposed to any significant credit risks with respect to cash.

For the nine months ended September 30, 2015, there were two customers that accounted for 32% of revenue, and two customers that each accounted for more than 11% of outstanding accounts receivable as of September 30, 2015.

For the year ended December 31, 2014, there was one customer that accounted for 15% of revenue, and there were three customers that each accounted for more than 12% of outstanding accounts receivable as of December 31, 2014. For the year ended December 31, 2013, there were no customers that accounted for more than 10% of revenue, and there was one customer that accounted for 10% of outstanding accounts receivable as of December 31, 2013. For the year ended December 31, 2012, there were two customers that accounted for 45% of revenue, and there was one customer that accounted for 12% of outstanding accounts receivable as of December 31, 2012.

Accounts receivable and credit policies

Fluent extends credit to customers and generally does not require any security or collateral. Accounts receivable are recorded at the invoiced amount. Fluent carries its accounts receivable balances at net realizable value. Management evaluates the collectability of its accounts receivable balances on a periodic basis and determines whether to provide an allowance or if any accounts should be written down and charged to expense as a bad debt. The evaluation is based on a past history of collections, current credit conditions, the length of time the account is past due, and a history of write-downs. A receivable balance is considered past due if Fluent has not received payments based on agreed-upon terms.

Property and equipment, net

Property and equipment are carried at cost less depreciation and amortization. Depreciation and amortization of property and equipment are provided using the straight-line method over the property or equipment’s estimated useful lives.

Fluent reviews property and equipment for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The carrying amount of property and equipment is not recoverable if it exceeds the sum of undiscounted cash flows expected to result from the use and eventual disposition of the asset. Any unrecoverable carrying amounts are adjusted to fair value.

Costs incurred to develop Fluent’s web applications are capitalized and amortized over the estimated useful lives of the web applications in accordance with ASC 350-40 and 350-50, Internal-Use Software and Website Development Costs, respectively. These costs consist of expenses incurred in the creation of Fluent’s proprietary platform and various material additions to its functionality during the course of the year. Web application software development costs are included in property and equipment and are amortized over an estimated useful life of three years. The amortization expense is included within selling, general, and administrative expenses in the consolidated statement of income and comprehensive income.

Fair value measurements

Fair value, clarified in FASB authoritative guidance as an exit price, represents the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As a result, fair value should be determined using a market-based approach, based on assumptions that market participants would use in pricing an asset or a liability. As a basis for considering these assumptions, the guidance defines a three-tier value hierarchy that prioritizes the inputs used in the valuation methodologies in measuring fair value.

•	Level 1 – Unadjusted quoted prices in active, accessible markets for identical assets or liabilities.

•	Level 2 – Other inputs that are directly or indirectly observable in the marketplace.

•	Level 3 – Unobservable inputs that are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Advertising and promotion

In accordance with ASC 720-35, Advertising Costs, Fluent expenses advertising and promotion costs as incurred.

Accounting for equity-based compensation

Fluent accounts for equity-based compensation granted to employees using the fair value recognition provisions of ASC 718, Compensation – Stock Compensation. Equity-based compensation expense for all equity-based compensation awards is based on the grant date fair value in accordance with the provisions of ASC 718.

Deferred rent

Fluent recognizes and records rent expense related to its lease agreements, which include scheduled rent increases, on a straight-line basis beginning on the commencement date over the life of the lease. Differences between straight-line rent expense and actual rent payments are recorded as accrued expenses and deferred rent liability and presented as a current liability in the consolidated balance sheets.

Income taxes

Prior to the Acquisition, Fluent had elected to be treated as an S corporation for federal and state income tax reporting purposes. Accordingly, no material federal or state provision for income taxes was recorded in Fluent’s financial statements, and income and expense items were reported to stockholders in accordance with Subchapter S of Chapter 1 of the Internal Revenue Code (Sections 1361 through 1379). Fluent is, however, subject to New York City corporate income tax on all income in New York City.

Fluent accounts for income taxes under the provisions of ASC 740, Income Taxes. Under this method, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each balance sheet date, based on enacted tax laws and statutory rates applicable to the periods in which the differences are expected to affect taxable income. The assessment of the realizability of deferred tax assets involves a high degree of judgment and complexity. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts that are expected to be realized. If it is determined that it is more likely than-not that future tax benefits associated with a deferred tax asset will not be realized, a valuation allowance is provided. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the consolidated statements of income and comprehensive income as an adjustment to income tax expense in the period that includes the enactment date.

As required by the uncertain tax position guidance in ASC 740, Fluent recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would be more likely than-not to sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50% likelihood of being realized upon settlement with the relevant tax authority.

Captive insurance companies

In 2013, Fluent entered into agreements with two related-party captive insurance companies to insure risks that were not otherwise insurable with commercially available policies. These related-parties, Whitehall Insurance Company, Ltd (Whitehall) and RMS Insurance Company, Ltd (RMS) were under common control before the Acquisition. Whitehall is owned by three of Fluent’s former stockholders, and RMS is wholly owned by Mr. Ryan Schulke, Fluent’s Chief Executive Officer and former majority stockholder. In 2014, Fluent entered into an agreement with Ramp Up Insurance Company, Ltd (Ramp Up), an additional related-party captive insurance company, to insure risks that were not otherwise insurable with commercially available policies. Ramp Up is owned by all four of Fluent’s former stockholders and four employees. Mr. Schulke is the Treasurer of RMS, Whitehall and Ramp Up (collectively, the “Captives”).

During December 2013 Fluent paid aggregate premiums of $2,272,000 to Whitehall and RMS for 11 policies covering the policy period December 30, 2013 to December 29, 2014. During December 2014, Fluent paid premiums aggregating $3,228,000 to RMS Whitehall and RampUp for 11 policies covering the policy period December 30, 2014 to December 29, 2015. $2,272,000, $3,228,000 and $807,000 were recorded as prepaid expenses and other current assets on the Consolidated Statements of Income for the year ended December 31, 2013 and 2014, and for the nine months ended September 30, 2015, respectively, and presented as a current asset in the consolidated balance sheet as at such dates.

All of the captive insurance policies discussed above have expired according to their terms on December 31, 2015.

Results of Operations

The following table sets forth the results of Fluent’s operations, revenues and operating income and the percentage of revenues represented by the respective items in Fluent’s Consolidated Statements of Operations (in thousands) for the nine months ending September 30, 2015 and 2014:

	Nine Months ended September 30,
	2015	2014
Revenue	$103,038	$44,490
Cost of sales	75,201	32,415

Gross Profit	27,838	12,075
SG&A	17,909	11,003

Operating income	$9,929	$1,072

Revenue	100.0%	100.0%
Gross profit	27.0%	27.1%
Selling, general and administrative expenses	17.4%	24.7%
Operating income	9.6%	2.4%
Interest expense	-0.0%	0.0%
Income tax expense	1.1%	0.5%

Comparison of Nine Months Ended September 30, 2015 to Nine Months Ended September 30, 2014

Fluent’s revenues for the nine months ended September 30, 2015 increased by 131% to $103,038,000 as compared to the same period in 2014. The increase in revenue was primarily attributable to larger data sales and the emergence of cost per click (CPC) search revenue backed by two new advertiser partnerships. The increase in demand by these two advertiser segments allowed the business to increase its spending on media acquisition which increased traffic across Fluent’s network. Cost of sales, Fluent’s media cost, increased by 132%, for the nine months ended September 30, 2015 as compared to the same period in 2014 as a result of increased media purchases across Fluent’s network. The majority of the increase fueled the growth of owned and operated media. Gross profits for the nine months ended September 30, 2015 increased by 131% to $27,838,000 as compared to the same period in 2014 as a result of increased revenues and corresponding increases in the cost of goods sold. Fluent’s gross profit margin percentage decreased from 27.1% to 27.0% for the nine months ended September 30, 2015 as compared to the same period in 2014. The slight decrease was a result of the shift in weighting from third party publishers to owned and operated media which generally has a lower gross profit margin than the margin on third party publishers.

Selling, general and administrative expenses (SG&A) increased by 63% to $17,909,000 as compared to the same period in 2014 as a result of increased commission on greater revenues, increases in Fluent’s headcount, increased premium paid to the Captives, and larger bonuses paid to stockholders. SG&A, as percentage of revenues, decreased by 7.3 percentage points to 17.4% as compared to the same period in 2014. The decreased percentage was attributable to Fluent’s ability to scale revenue from Fluent’s owned and operated media properties without requiring similar percentage increases in headcount and infrastructure.

Prior to the Acquisition Fluent was an S corporation. Fluent’s provision for income taxes was attributable to the fact that New York City does not recognize S elections. The increase in the provision for the nine months ended September 30, 2015 as compared to the same period for the prior year period was primarily attributable to increased New York City corporate income taxes on increased operating income.

Operating Income increased by 826%, for the nine months ended September 30, 2015 as compared to the same period in 2014 primarily as a result of increased revenues and gross profits, partially offset by increased SG&A.

The following table sets forth the results of Fluent’s operations, revenues and operating income and the percentage of revenues represented by the respective items in Fluent’s Consolidated Statements of Operations (in thousands) for the fiscal years ending December 31, 2014, 2013 and 2012:

	Year ended December 31,
	2014	2013	2012
Revenue	$67,965	$52,605	$45,269
Cost of sales	49,152	36,078	32,064

Gross Profit	18,813	16,527	13,205
Selling, general and administrative expenses	16,930	12,520	8,740

Operating income	$1,883	$4,007	$4,465

Net sales	100.0%	100.0%	100.0%
Gross profit	27.7%	31.4%	29.2%
Selling, general and administrative expenses	24.9%	23.3%	19.3%
Operating income	2.8%	7.6%	9.9%
Interest (expense) income	0.0%	0.0%	0.1%
Income tax expense	0.3%	0.6%	0.9%

Comparison of Fiscal 2014 to Fiscal 2013

Fluent’s revenues for the twelve months ended December 31, 2014 increased by 29% to $67,965,000 as compared to the same period in 2013. The increase in revenue was primarily attributable to the emergence of CPC search revenue backed by two new advertiser partnerships and newly developed creative and targeting strategies which resulted in enhanced monetization of users on Fluent’s network. This enabled increased advertising revenue on owned and operated media resulting in increases in network traffic. Third party revenue declined because of Fluent’s efforts to go upstream and redirect traffic from Fluent’s publisher partners to grow Fluent’s owned and operated media. Cost of sales increased by 36%, for the twelve months ended December 31, 2014 as compared to the same period in 2013, as a result of increased media purchases to fuel the growth of owned and operated media. Gross profit for the twelve months ended December 31, 2014 increased by 14% to $18,813,000 as compared to the same period in 2013 as a result of increased revenues offset by the cost of sales increase. Fluent’s gross profit margin percentage decreased to 27.1% for the twelve months ended December 31, 2014 as compared to 31.4% for the same period in 2013. The decrease was a result of the aggressive push into owned and operated media which ran at lower margin than the mature third party publisher business.

SG&A increased by 35% to $16,929,000 as compared to the same period in 2013 as a result of increased commission on greater revenues, increases in Fluent’s headcount, and premiums paid to the Captives. SG&A, as percentage of revenues, increased by 1.6 percentage points to 24.9% as compared to the twelve months ended December 31, 2013. The increased percentage was attributable to the addition of captive insurance offset by other SG&A efficiencies.

The decrease in the provision for New York City corporate income taxes for the twelve months ended December 31, 2014 as compared to the same period for the prior year was primarily attributable to the decrease in operating income for the two periods.

Operating Income decreased by 53%, for the twelve months ended December 31, 2014 as compared to the same period in 2013 primarily due to lower gross profit margin and additional payments of captive insurance premiums.

Comparison of Fiscal 2013 to Fiscal 2012

Fluent’s revenues for the twelve months ended December 31, 2013 increased by 16% to $52,605,000 as compared to the same period in 2012. The increase in revenue was primarily attributable to the emergence of owned and operated media properties supported by amplified data sales and the growth of revenue generated from data sharing partnerships with email advertisers. Revenue generated on third party publisher traffic declined because of Fluent’s efforts to go upstream and redirect traffic from Fluent’s publisher partners to grow Fluent owned media. Cost of sales increased by 13%, for the twelve months ended December 31, 2013 as compared to the same period in 2012 as a result of increased media purchases to fuel the growth of owned media offset by a decline in third party media costs. Gross profit for the twelve months ended December 31, 2013 increased by 25% to $16,527,000 as compared to the same period in 2012 as a result of increased revenues offset by a smaller relative increase in cost of goods sold. Fluent’s gross profit margin percentage increased from 29.2% to 31.4% for the twelve months ended December 31, 2013 as compared to the same period in 2012. The increase was a result of better performance on owned media and third party media.

SG&A increased by 40% to $12,273,000 as compared to the same period in 2012 as a result of increased commission on greater revenues, increases in Fluent’s headcount, larger bonuses paid to stockholders, and losses from the impairment of intangible assets. SG&A, as percentage of revenues, increased by 4.0 percentage points to 23.3% as compared to the twelve months ended December 31, 2012. The increased percentage was attributable to the intangible asset impairment and increase in stockholder bonuses, partially offset by other SG&A efficiencies.

The decrease in the provision for New York City corporate income taxes for the twelve months ended December 31, 2013 as compared to the same period for the prior year was primarily attributable to the decrease in taxable income as compared to the twelve months ended December 31, 2012.

Operating Income decreased by 10%, for the twelve months ended December 31, 2013 as compared to the same period in 2012 primarily as a result of the impairment of intangible assets and the increase in stockholder bonuses, which offset the increase in gross profit.

Inflation

Fluent has generally experienced increases in its costs of labor and SG&A consistent with overall rates of inflation. The impact of such increases on operating income has been generally minimized by our ability to scale revenues with smaller relative increases in SG&A through slower relative growth in staffing and operational efficiencies.

Liquidity and Capital Resources

Fluent’s capitalization was as follows (in thousands):

	As of September 30, 2015	As of December 31
		2014	2013
Total debt (including current portion)	$—	$2,000	$600
Less: Cash and cash equivalents	(7,422)	(3,474)	(1,448)

Net Debt (Cash) (Net Debt less Cash and Cash equivalents)	(7,422)	(1,474)	(848)
Shareholders’ equity	19,146	10,306	8,611
Total capitalization (debt plus equity)	$19,146	$12,306	$9,211
Net debt to shareholders’ equity	-39%	-14%	-10%
Total debt to total capitalization	0%	16%	7%

Fluent’s principal uses of cash included distributions to Fluent’s stockholders and working capital needs. Capital expenditures in fiscal 2015 are anticipated to approximate $550,000. Fluent financed its activities primarily from its operating and financing activities, including borrowings under Fluent’s revolving line of credit (“LOC”) facility.

As of September 30, 2015, Fluent had $4,000,000 of unused committed availability under the terms of its LOC facility.

Operating Activities

For the nine months ended September 30, 2015, net cash provided by operating activities was $6,291,000, consisting primarily of net income from consolidated operations of $8,838,000, depreciation and amortization expense of $164,000 (a non-cash item), and offset by a decrease in net working capital (changes in operating assets and liabilities) of $2,711,000. The decrease in net working capital principally reflects increased accounts receivable related to revenue growth and the reduction in payables because of faster payment.

Net cash provided by operating activities was $918,000 in fiscal 2014 and consisted primarily of net income from consolidated operations of $1,695,000, depreciation and amortization expense of $298,000 (a non-cash item) and a decrease in net working capital of $1,188,000. Net cash provided by operating activities increased by $1,119,000 in fiscal 2014 from net cash used of $201,000 in fiscal 2013. The increase in net cash provided by operating activities in fiscal 2014 is principally due to positive changes in net working capital as compared to 2013. The positive change in net working capital principally reflects extending accounts payable year over year.

Investing Activities

Net cash used for investing activities nine months ending September 30, 2015 was $334,000 primarily related to capitalized software costs associated with the latest release of Fluent’s proprietary ad-serving platform.

In fiscal year 2014, net cash used in investing activities was $292,000 as compared to net cash used in investing activities of $14,000 in fiscal 2013. Net cash used in investing activities during the fiscal ended December 31, 2014 primarily relates to leasehold improvements from the office relocation in January 2014.

Financing Activities

In September 2012, Fluent entered into an agreement with Bank of America for a $2,000,000 revolving line of credit (LOC). Under the agreement, Fluent was permitted to repay principal amounts and re-borrow them at any point during the availability period. The LOC was set to expire on September 30, 2013. On August 23, 2013, Fluent amended the LOC and extended it to September 2014 on the same terms as in the original agreement.

On June 18, 2014, Fluent amended the LOC to provide for an additional $2,000,000 of borrowings and extended the maturity date to September 30, 2015. On September 14, 2015, Fluent amended the LOC to extend the maturity date to September 30, 2016. As of December 31, 2014, Fluent had borrowed $2,000,000 against the available $4,000,000 on the LOC.

Prior to the Acquisition, Fluent terminated the LOC at a time when there were no outstanding amounts.

For the nine months ended September 30, 2015, net cash used for financing activities was $2,000,000 related to repayment of the LOC.

Net cash provided by financing activities was $1,400,000 in fiscal 2014 as compared to net cash used in financing activities of $1,256,000 in fiscal 2013. During the fiscal year ended December 31, 2014, Fluent borrowed an additional $1,400,000 on the LOC principally to fund bonuses to stockholders and pay premiums to the Captives. During the fiscal year ended December 31, 2014, Fluent borrowed $400,000 on the LOC and distributed $1,646,000 to its stockholders.

Off-Balance Sheet Arrangements

US Digital (“USD”), an independent but commonly owned related-party, was a premium short message service (PSMS) content provider that contracted with a mobile billing aggregator, Mobile Messenger U.S. Inc. (“Mobile Messenger”), to provide full-service content, customer service and billing relationships with the major mobile carriers. Under the agreement between USD and Mobile Messenger, USD indemnified Mobile Messenger for certain claims attributable to the operation of the PSMS service. Fluent provided lead generation services to USD.

Mobile Messenger withheld payment to USD for leads generated through the course of 2012. On June 18, 2013, Fluent guaranteed the obligation of USD to indemnify Mobile Messenger under a corporate guarantee to induce Mobile Messenger to release funds to USD that it was holding and that USD owed to Fluent for lead generation services.

As of December 31, 2014, Fluent had no receivables due from USD. To date, Mobile Messenger has sent two notices to USD and Fluent reiterating USD’s duty of indemnification and Fluent’s guarantee thereof but has not demanded indemnification. Based upon current information, we are unable to predict whether Mobile Messenger will seek indemnification, and if it does, the amount that it will seek to collect from USD and/or Fluent. We believe that USD and Fluent have valid defenses to any claim that Fluent owes a duty to indemnify Mobile Messenger for the claims asserted. Moreover, even if it is determined that USD and/or Fluent owes a duty to indemnify Mobile Messenger, we believe that USD’s PSMS revenues made up only a small portion of the aggregate PSMS billings processed by Mobile Messenger, and any indemnification obligation would be based on USD’s proportionate share of Mobile Messenger’s aggregate billings.

Unaudited Pro Forma Condensed Combined Financial Statement of the Company

On November 16, 2015, the Company, Merger Sub, Merger Co., Fluent, the Sellers and Ryan Schulke, solely in his capacity as representative of Sellers, entered into the Merger Agreement, pursuant to which the Company and Fluent completed the Acquisition. The Parties completed the Acquisition on December 9, 2015, with certain transactions contemplated by the Acquisition to be effective as of December 8, 2015. A description of the Merger Agreement is set forth in the Company’s Form 8-K filed with the Securities and Exchange Commission on November 19, 2015, which is incorporated herein by reference.

Pursuant to the Merger Agreement, at signing, the Company was required to pay, and paid to Fluent, the Deposit. On December 9, 2015, the Company paid, in the aggregate, in exchange for all of the outstanding shares in Fluent (i) 300,037 shares of the Company’s Series B Preferred, convertible into 15,001,850 shares of the Company’s Common Stock and (ii) approximately $103.2 million in cash, less the Deposit. The cash payable to Sellers on the Closing date was subject to adjustment for working capital and reduction for indemnification obligations (capped at $2.0 million). In addition, on the Closing date, the Company paid from the cash portion of the purchase price otherwise payable to Sellers, the outstanding Fluent indebtedness, the expenses of Sellers’ representative, certain amounts to holders of vested and unvested stock appreciation rights and change of control payments due to certain Fluent directors, employees and consultants.

On November 16, 2015, the Company raised approximately $10 million in gross proceeds from the sale of 29,985 shares of the Company’s Series B Preferred and the SPA Warrants pursuant to the Securities Purchase Agreements. Each Warrant is exercisable in whole or in part at any time from the Conversion Date until November 16, 2025. Approximately $7 million of such gross proceeds was raised pursuant to a Frost Gamma Securities Purchase Agreement. The additional $3 million of such proceeds was raised pursuant to Securities Purchase Agreements between the Company and other participants in the private placement on the same terms provided to Frost Gamma. In aggregate, such other participants received (i) 8,995 shares of Series B Preferred and (ii) SPA Warrants to purchase up to 224,875 shares of the Company’s Common Stock.

Also, on November 16, 2015, the Company entered into the FGIT Stock Purchase Agreement for the sale of 119,940 shares of Series B Preferred to Frost Gamma in exchange for approximately $40 million.

Effective December 8, 2015, the Company entered into the Credit Agreement for $45 million. The Term Loan is for a term of five (5) years, and included quarterly principal amortization of 5% per annum. The Term Loan bears interest at a rate of LIBOR (with a floor of 0.5%) plus 10.5% per annum, payable in cash, plus an additional 1% of PIK interest. Interest under the Term Loan is payable monthly, including monthly compounding of paid-in-kind interest. The Term Loan provides for customary prepayment premiums, and financial and reporting covenants.

In connection with the Term Loan, the Company also issued the Whitehorse Warrants to Agent and its affiliates. The Whitehorse Warrants are exercisable at any time during the Exercise Period, at a price per share equal to the lower of (1) the per share price at which shares of Common Stock are sold in a public equity offering, provided such public equity offers occurs before the commencement of the Exercise Period, if any, and (2) $8.00.

Effective December 8, 2015, the Company entered into Bridge Notes with Frost Gamma for $5 million, Michael Brauser, Executive Chairman, for $4 million, and another investor for $1 million. The Bridge Notes bear PIK interest at a rate of 10% per annum, and the unpaid principal and interest balance shall be repaid in full on the date that is six (6) months after the repayment, in full, except that the Company may repay the loans earlier from the proceeds of a round of public equity financing. The recipients of the Bridge Notes also received 1,000 shares total of Series B Preferred.

The following Unaudited Pro Forma Condensed Combined Financial Statements are based on the historical financial statements of the Company and Fluent after giving effect to (i) the completed Acquisition, as well as

(ii) the issuance of stock under the terms of the Offering and the assumptions, reclassifications and adjustments described in the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements. The unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2015 gives effect to the Acquisition as if the Acquisition had occurred on that date. The unaudited Pro Forma Condensed Combined Statement of Operations for the nine months ended September 30, 2015 and for the period from September 22, 2014 (inception) until December 31, 2014 gives effect to the Acquisition as if the Acquisition had occurred on January 1, 2014. The Unaudited Pro Forma Condensed Combined Financial Statements should be read in conjunction with the Company’s historical consolidated financial statements as of and for the nine months ended September 30, 2015 which were filed on Form 10-Q on November 16, 2015 and for the period from September 22, 2014 (inception) to December 31, 2014 and the accompanying notes thereto, as filed as an exhibit to Form 8-K/A, as filed with the SEC on June 5, 2015; (ii) Fluent’s historical financial statements as of and for the nine months ended September 30, 2015 and for the year ended December 31, 2014 and the accompanying notes thereto attached to this filing (Exhibit 99.3); and (iii) the accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

The Company will account for the Acquisition as a purchase of Fluent, using the acquisition method of accounting in accordance with accounting principles generally accepted in the United States, or GAAP. Upon completion of the Acquisition, the Company paid, in the aggregate, as merger consideration approximately $103.2 million (inclusive of payments in escrow and to third parties) and 300,037 Series B Preferred shares representing in aggregate approximately 23.2% of the outstanding capital shares of the Company on a fully diluted basis. For the purposes of determining the acquirer for accounting purposes, the Company considered the following factors: (i) the relative voting rights of the parties – immediately following the Acquisition, Fluent stockholders received 300,037 Series B Preferred shares, which is fewer than the number of outstanding voting shares held by the Company’s stockholders prior to the Acquisition; (ii) the composition of the Board following the Acquisition – the number of directors constituting the Board following the Acquisition has increased to nine directors and six of the seven members of the Board prior to the Acquisition, including the Chairman of the Board, remained the same; and (iii) the composition of senior management of the combined entity after the Acquisition (the senior management of the Company will remain the same). Based on the weighting of these factors, the Company has concluded that it is the accounting acquirer.

Under the acquisition method of accounting, as of the Closing, the assets acquired, including the identifiable intangible assets, and liabilities assumed from Fluent will be recorded at their respective fair values and added to those of the Company. Any excess of the purchase price for the Acquisition over the net fair value of Fluent’s identified assets acquired and liabilities assumed will be recorded as goodwill and any transaction costs and restructuring expenses associated with the Acquisition will be expensed as incurred. The results of operations of Fluent will be combined with the results of operations of the Company beginning on the Closing date. The consolidated financial statements of the Company will not be restated retroactively to reflect the historical financial position or results of operations of Fluent. After the Company finalizes the purchase price allocation, the earnings of the Company will reflect the effect of any purchase accounting adjustments, including any increased depreciation and amortization associated with fair value adjustments to the assets acquired and liabilities assumed.

The unaudited pro forma financial data are based on the historical financial statements of the Company and Fluent, and on publicly available information and certain assumptions that the Company believes are reasonable, which are described in the notes to the Unaudited Pro Forma Condensed Combined Financial Statements included in this Information Statement. The Company is in the process of assessing the fair value of the assets acquired and the liabilities assumed and determining the useful lives of the assets acquired. For the purpose of the Unaudited Pro Forma Condensed Combined Financial Statements, preliminary allocations of estimated acquisition consideration have been based on the payment of approximately $103.2 million dollars and the issuance of 300,037 shares of Series B Preferred stock for 100% of the aggregate shares of Fluent. The preliminary acquisition consideration has been allocated to certain assets and liabilities using management assumptions as further described in the accompanying notes.

The Unaudited Pro Forma Condensed Combined Financial Statements are provided for informational purpose. The pro forma information provided is not necessarily indicative of what the Company’s financial position and results of operations would have actually been had the Acquisition been completed on the dates used to prepare these pro forma financial statements. The adjustments to fair value and the other estimates reflected in the accompanying Unaudited Pro Forma Condensed Combined Financial Statements may be materially different from those reflected in the Company’s consolidated financial statements subsequent to the Acquisition. In addition, the Unaudited Pro Forma Condensed Combined Financial Statements do not purport to project the future financial position or results of operations of the merged companies. Reclassifications and adjustments may be required if changes to the Company’s financial presentation are needed to conform the Company’s and Fluent’s accounting policies.

These Unaudited Pro Forma Condensed Combined Financial Statements do not give effect to any anticipated synergies, operating efficiencies or cost savings that may be associated with the transaction. These financial statements also do not include any integration costs the companies may incur related to the Acquisition as part of combining the operations of the companies. The Unaudited Pro Forma Condensed Combined Statement of Operations does not include an estimate for transaction costs of approximately $5.0 million.

IDI, Inc. and Subsidiaries

Pro Forma Condensed Combined Balance Sheet

As of September 30, 2015 (unaudited)

(in thousands, except share and per share data)

	IDI, Inc. As reported	Fluent, Inc. As reported	Pro Forma Adjustments			Pro Forma Combined
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$9,078	$7,422	$45,000	(c	)	$9,078
			10,000	(i	)
			50,000	(b	)
			(107,422)	(g	)
			(5,000)	(h	)
Accounts receivable, net	610	21,133	—			21,743
Prepaid expenses and other current assets	1,193	1,717	—			2,910

Total current assets	10,881	30,272	(7,422)			33,731
NON-CURRENT ASSETS
Property and equipment, net	834	574	—			1,408
Intangible assets, net	3,077	—	127,000	(g	)	130,077
Goodwill	5,227	—	136,287	(g	)	141,514
Other assets	38	271	—			309

Total non-current assets	9,176	845	263,287			273,308
Total assets	$20,057	$31,117	$255,865			$307,039

LIABILITIES & SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	1,741	2,912	—			4,653
Accounts payable – related parties	20	—	—			20
Other current liabilities	—	7,558	—			7,558
Promissory bridge notes	—	—	10,000	(i	)	10,000
Term loan, current	—	—	2,250	(c	)	2,250
Deferred revenue	150	208	—			358
Income tax payable	—	932	—			932

Total current liabilities	1,911	11,610	12,250			25,771

NON-CURRENT LIABILITIES
Term loan, non-current	—	—	42,750	(c	)	42,750
Non-current Liabilities	—	152	—			152
Deferred Tax Liability	—	210	48,260	(f	)	48,470

Total liabilities	1,911	11,972	103,260			117,143

SHAREHOLDERS’ EQUITY
Preferred Shares – convertible – $0.0001 par value 10,000,000 shared authorized	—	—	—	(a	)	—
			—	(b	)
Common Shares – $0.0005 par value 200,000,000 shares authorized	8	—	—			8
Additional paid-in capital	70,644	908	126,750	(a	)	247,394
	—	—	50,000	(b	)	—
	—	—	(908)	(d	)	—
Accumulated earnings / (deficit)	(52,506)	18,237	(18,237)	(d	)	(57,506)
	—	—	(5,000)	(h	)	—

Total shareholders’ equity	18,146	19,145	152,605			189,896

Total liabilities and shareholders’ equity	$20,057	$31,117	$255,865			$307,039

IDI, Inc. and Subsidiaries

Pro Forma Condensed Combined Statement of Operations

For the nine months ended September 30, 2015

(unaudited)

(in thousands, except share and per share data)

	IDI, Inc. As reported	Fluent, Inc. As reported	Pro Forma Adjustments					Pro Forma Combined
Net revenues	$3,254	$103,038	$—					$106,292
Cost of revenues	1,744	75,201	—					76,945

Gross profit	1,510	27,837	—					29,347
Operating expenses
Sales and marketing expenses	1,529	5,424	—					6,953
General and administrative expenses	9,783	12,484	15,161	(e	)			45,604
			8,176	(e	)

Profit / (loss) from operations	(9,802)	9,929	(23,337)					(23,210)
Other income / (expense)
Interest expense, net	(3)	(5)	(3,451)	(e	)			(3,459)

Total other income / (expense)	(3)	(5)	(3,451)					(3,459)
Profit / (loss) before income taxes	(9,805)	9,924	(26,788)					(26,699)
Income taxes (benefit) / expense	141	1,086	(11,362)	(f	)			(10,135)

Net Income (Loss) from Continuing Operations	$(9,946)	$8,838	$(15,426)					$(16,534)

Loss per share:
Basic and diluted	$(0.82)	—	—					$(0.48)

Weighted average number of shares outstanding:
Basic and diluted	12,167,469	—	22,497,250	(a	)	(b	)	34,664,719

IDI, Inc. and Subsidiaries

Pro Forma Condensed Combined Statement of Operations

For the year ended December 31, 2014

(unaudited)

(in thousands, except share and per share data)

	IDI, Inc. As reported (1)	Fluent, Inc. As reported	Pro Forma Adjustments					Pro Forma Combined
Net revenues	$817	$67,965	$—					$68,782
Cost of revenues	340	49,152	—					49,492

Gross profit / (loss)	477	18,813	—					19,290
Operating expenses	—	—	—					—
Sales and marketing expenses	76	4,422	—					4,498
General and administrative expenses	1,178	12,474	20,214	(e	)			44,768
	—	—	10,902	(e	)			—

Profit / (loss) from operations	(777)	1,917	(31,116)					(29,976)
Other income / (expense)	—	—	—					—
Interest expense, net	—	3	(4,721)	(e	)			(4,718)
Other expense, net	—	(34)	—					(34)

Total other income / (expense)	—	(31)	(4,721)					(4,752)
Profit / (loss) before income taxes	(777)	1,886	(35,837)					(34,728)
Income taxes (benefit) / provision	(223)	191	(13,165)	(f	)			(13,197)

Net Income (Loss)	$(554)	$1,695	$(22,672)					$(21,531)

Loss per share:
Basic and diluted	$(0.08)	—	—					$(0.74)

Weighted average number of shares outstanding:
Basic and diluted	6,597,155	—	22,497,250	(a	)	(b	)	29,094,405

(1)	As IDI Holdings, LLC, the accounting acquirer of the merger consummated with IDI, Inc. (formerly known as Tiger Media, Inc.) effective as of March 21, 2015, was incorporated on September 22, 2014, the figures for 2014 presented represent the period from September 22, 2014 (inception) to December 31, 2014.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	Basis of Presentation

The preceding Unaudited Pro Forma Condensed Combined Financial Statements have been prepared by the Company based on the historical financial statements of the Company and Fluent, to illustrate the effects of the proposed Acquisition. On November 16, 2015, the Company and Fluent entered into the Merger Agreement. The Unaudited Pro Forma Condensed Combined Financial Statements should be read in conjunction with (i) the Company’s historical consolidated financial statements as of and for the nine months ended September 30, 2015 which were filed on Form 10-Q on November 16, 2015 and for the period from September 22, 2014 (inception) to December 31, 2014 and accompanying notes thereto, as filed as an exhibit to the Form 8-K/A, as filed with the SEC on June 5, 2015; and (ii) Fluent’s historical financial statements as of and for the nine months ended September 30, 2015 and for the year ended December 31, 2014 and accompanying notes thereto attached to this filing (Exhibit 99.3). The effective date of the Acquisition is assumed to be September 30, 2015 for purposes of preparing the Unaudited Pro Forma Condensed Combined Balance Sheet and January 1, 2014 for purposes of preparing the Unaudited Pro Forma Condensed Combined Statement of Operations for the nine months ended September 30, 2015 and for the period from September 22, 2014 (inception) to December 31, 2014. The unaudited pro forma financial data is based on the historical financial statements of the Company and Fluent, and on publicly available information and certain assumptions that the Company believes are reasonable, which are described in the notes to the Unaudited Pro Forma Condensed Combined Financial Statements included in this Information Statement.

2.	Summary of Business Operations and Significant Accounting Policies

The Unaudited Pro Forma Condensed Combined Financial Statements have been prepared in a manner consistent with the accounting policies adopted by the Company. The accounting policies followed for financial reporting on a pro forma basis are the same as those disclosed in the Notes to Consolidated Financial Statements filed as an exhibit to the Company’s Form 8-K/A, as filed with the SEC on June 5, 2015. The Unaudited Pro Forma Condensed Combined Financial Statements do not assume any differences in accounting policies among the Company and Fluent. The Company is reviewing the accounting policies of Fluent to ensure conformity of such accounting policies to those of the Company and, as a result of that review, the Company may identify differences among the accounting policies of the two companies, that when conformed, could have a material impact on the combined financial statements. At this time, the Company is not aware of any difference that would have a material impact on the Unaudited Pro Forma Condensed Combined Financial Statements.

3.	Acquisition Consideration

On November 16, 2015, the Company and Fluent entered into the Merger Agreement pursuant to which the Company acquired Fluent by payment of cash and issuance of capital shares. The Company is identified as the acquiring company for US GAAP accounting purposes. In exchange for all of the outstanding shares in Fluent, the Company paid approximately $103.2 million (inclusive of payments in escrow and to third parties) and an aggregate of 300,037 Series B Preferred convertible into 15,001,850 shares of the Company’s Common Stock. In addition to these, there are approximately 3,500,000 restricted stock units and/or incentive stock options to be issued to Fluent’s employees or non-employees for their further services.

Shares issued
Common stock	—
Non-voting preferred stock	300,037

300,037

The Company will record the Acquisition as a purchase of Fluent, using the acquisition method of accounting in accordance with GAAP. Under the acquisition method of accounting, as of effective time of the Initial Merger, the assets acquired, including the identifiable intangible assets, and liabilities assumed from

Fluent will be recorded at their respective fair values. Any excess of the purchase price for the Acquisition over the net fair value of Fluent identified assets and liabilities assumed will be recorded as goodwill. The preliminary estimated acquisition consideration would be allocated as indicated in the table in Note 4 below.

The Company is performing a detailed valuation analysis necessary to determine the fair market values of the assets acquired and liabilities assumed as a result of the Acquisition. Accordingly, the pro forma financial statements include only a preliminary allocations of the purchase price for certain assets and liabilities based on assumptions and estimates. The Company is in the process of determining the useful lives of the assets acquired. The adjustments to fair value and the other estimates, including amortization expense, reflected in the accompanying Unaudited Pro Forma Condensed Combined Financial Statements may be materially different from those reflected in the Company’s consolidated financial statements subsequent to the Acquisition.

4.	Preliminary Pro Forma and Acquisition Accounting Adjustments

(a)	Reflects the consideration paid at closing to Fluent’s stockholders in the Company’s Common Stock.

Convertible preferred shares issued to Sellers as purchase consideration	300,037
Conversion ratio	50:1
Equivalent common shares	15,001,850
Share price of common stock as of December 8, 2015	$8.45

Purchase Price amount paid in shares	$126,765,632

(b)	Reflects proceeds from preferred stock issuances and additional financing sources yet to be determined; proceeds used to fund acquisition of Fluent by the Company and for future working capital.

Convertible preferred shares issued	149,925
Conversion ratio	50:1
Equivalent common shares	7,496,250
Price per share paid	$6.67

Proceeds received from convertible preferred shares issued	$50,000,000

This information is presented for the purpose of providing pro forma financial information. The Company continues to pursue all available sources of financing.

(c)	Reflects proceeds from issuance of Term Loan; proceeds used to fund acquisition of Fluent by the Company.

(d)	Reflects the elimination of Fluent’s historical equity capital.

(e)	Reflects the pro forma income statement effect of the Acquisition as if it occurred on January 1, 2014.

	2014	2015
Amortization of acquired intangible assets	20,214	15,161
Stock-based compensation expense	10,902	8,176
Interest expense on acquisition debt	4,761	3,481

The amortization of the acquired intangible assets is calculated using estimated useful lives ranging from 2-7 years.

In connection with the Acquisition, the Company will be issuing restricted stock awards to certain Company and Fluent employees which will vest over 3-4 years. This pro forma adjustment reflects the amortization of these awards.

The interest expense reflects the term loan as noted in (c).

(f)	The Acquisition results in the recognition of deferred tax liabilities of approximately $48,000 related to amortizable intangible assets. Because Fluent will be included in the Company’s consolidated tax return following the Acquisition, the Company has determined that the deferred tax liabilities related to the Acquisition provide sufficient taxable income to realize a portion of the Company’s deferred tax assets.

This pro forma adjustment reflects the income tax benefit related to the combined pro forma pretax income during the year ended December 31, 2014 and the nine months ended September 30, 2015, based on expected effective income tax rate of 38%.

(g)	The following table reflects the initial purchase price allocation of Fluent, which is preliminary and subject to change (amounts in 000’s):

Consideration paid to Sellers:
Issuance of Preferred Stock to Sellers	126,750
Proceeds from issuance of acquisition debt and promissory bridge notes paid to sellers	55,000
Cash paid to Sellers	52,422

Total purchase consideration	234,172

Net Tangible Assets Acquired:
Cash and cash equivalents	7,422
Receivables, net	21,133
Other current assets	1,717
Property and equipment	574
Intangible Assets:
Customer List	10,000
Trademarks and Tradenames	5,000
Domain names	10,000
Developed Technology	50,000
Databases	50,000
Non-Compete Agreements	2,000
Other assets	271
Accounts payable and expenses	(2,912)
Other liabilities	(8,642)
Deferred revenue	(208)
Deferred income tax liabilities	(48,470)

97,885
Goodwill	136,287

Total purchase consideration	234,172

(h)	Reflects estimated transaction costs.

(i)	Reflects proceeds from issuance of Bridge Notes and proceeds used to fund the Acquisition.

Background of the Acquisition

Highlighted below is a detailed chronology of events leading up to and subsequent to the execution of the Merger Agreement and the Closing of the Acquisition.

On September 22, 2015, a representative of Petsky Prunier LLC, investment advisors for Fluent, introduced Fluent to the Company as a potential acquisition opportunity during a telephone call with Mr. Michael Brauser. The same day the Company and Fluent executed a non-disclosure agreement in favor of Fluent and the Company received confidential overview materials about Fluent.

On September 29, 2015, Messrs. Michael Brauser, Daniel Brauser, Derek Dubner, the Company’s Co-Chief Executive Officer, and James Reilly, the Company’s President, met with the four stockholders of Fluent (Ryan Schulke, Matthew Conlin, Matthew Koncz and Sean Cullen), and the members of Fluent’s senior management, Daniel Barsky, Jordan Cohen and Ryan Perfit, in Fluent’s New York offices. Representatives of Petsky Prunier also attended the meeting. During this introductory meeting, Fluent’s representatives made a presentation with respect to Fluent’s business, and the Company’s representatives presented the initial business proposal for the Company to acquire Fluent. Under the terms of the proposal:

•	the Company would acquire 100% of the stock of Fluent for a combination of cash and the Company common stock having an appropriate value;

•	general discussions were presented to add members of Fluent’s senior management to the Company’s management team and to grant incentive equity awards to certain members of Fluent’s senior management and key employees;

•	there would be no financing contingency as certain stockholders of the Company would execute an equity commitment letter to fund the cash portion of the purchase price; and

•	the signing and closing of the acquisition would occur simultaneously.

After the meeting, the Company’s management communicated to Dr. Frost and the Board the proposal to acquire Fluent and the verbal understanding of the initial proposed terms on which the acquisition would occur.

On September 30, 2015, the Board convened a meeting to review the proposal to acquire Fluent and to authorize a draft non-binding letter of intent incorporating the results of the September 29, 2015 meeting. The letter of intent specified that the purchase price for the acquisition of Fluent would be $200 million, payable half in cash and half in the Company common stock. At the meeting, the Board authorized the management of the Company to negotiate the letter of intent based on the draft submitted to the directors. The same day, Michael Brauser signed the letter of intent substantially in the form presented to the Board. At Michael Brauser’s request, Akerman LLP, legal counsel to the Company, delivered the letter of intent signed by Michael Brauser to Petsky Prunier.

The Company, Fluent, Winston & Strawn LLP, counsel to Fluent, and Akerman negotiated the letter of intent on October 1-2, 2015. The parties signed the letter of intent on October 2, 2015. The letter of intent contained an exclusivity provision in favor of the Company expiring on October 31, 2015.

On October 1, 2015, Akerman commenced its legal due diligence on Fluent by delivering its diligence request to Fluent through Petsky Prunier. On October 2, 2015, Petsky Prunier provided the Company and Akerman access to the virtual data room containing certain diligence materials regarding Fluent.

Akerman sent the first draft of the equity commitment letter to Winston & Strawn on October 2, 2015. On October 3, 2015, Akerman received from Winston & Strawn and implemented certain minor comments to the draft equity commitment letter. The Company, Fluent, Frost Gamma and Michael Brauser executed the equity commitment letter on October 3, 2015.

On October 4, 2015, the Company commenced discussions with Credo 180, LLC, a debt capital procurement advisor to the Company, to identify a financing source for the cash portion of the purchase price. Credo 180 sent to the Company a Placement Agent Agreement executed by Credo 180. The Company countersigned this agreement on October 10, 2015.

On October 5, 2015, Akerman and Winston & Strawn discussed by telephone the application of the Hart-Scott-Rodino Act to the proposed acquisition of Fluent.

On October 6, 2015, representatives of the Company and Credo 180 met with Fluent’s representatives to discuss various financing alternatives and business diligence matters.

On October 7, 2015, Marcum LLP, financial advisor to the Company, commenced its financial due diligence at Fluent’s offices.

On October 8, 2015, Winston & Strawn submitted its initial diligence request to the Company.

On October 12, 2015, Akerman circulated to Winston & Strawn the first draft of a non-disclosure agreement in favor of the Company in connection with Fluent’s diligence request. During the week of October 12, 2015, the Company management team prepared responses to Fluent’s diligence request.

On October 14, 2015, Akerman circulated the first draft of the Merger Agreement to Winston & Strawn. The first draft of the Merger Agreement structured the transaction as a merger of Fluent with and into a wholly-owned subsidiary of the Company, with such subsidiary surviving the merger. The draft provided for a merger consideration of $100 million in cash and preferred stock convertible into 15 million shares of the Company common stock. The draft also contemplated that recipients of the Company stock in the transaction would execute and deliver at closing a stockholder voting agreement pursuant to which they would agree to vote the shares of the Company common stock in the same manner as the other parties to the agreement. In other respects the Merger Agreement was consistent with the terms of the signed letter of intent.

On October 15, 2015, the Company and Whitehorse Finance, Inc., one of the potential lenders considered by the Company at the time, signed a non-disclosure agreement pertaining to the financing of the cash portion of the merger consideration.

On October 19, 2015, representatives of the Company and Fluent and respective counsel for the parties participated in a conference call to discuss the first draft of the Merger Agreement. The same day, the Company and Fluent executed a non-disclosure agreement in favor of the Company, and the Company responded to Fluent’s legal diligence requests.

On October 20, 2015, Messrs. M. Brauser and Dubner travelled to New York, New York where they attended meetings with Fluent representatives to discuss business diligence matters and met separately with potential sources of debt and equity financing.

On October 22, 2015, Akerman and Winston & Strawn discussed the Merger Agreement by telephone. Mr. Daniel Barsky of Fluent and Mr. Sanjay Chadda of Petsky Prunier also participated in the call.

On October 23, 2015, Akerman received from Marsh USA and circulated to the Company quotes from AIG and other providers of representations and warranties insurance policies.

On October 26, 2015, Akerman and Winston & Strawn discussed extending the exclusivity provision in the signed letter of intent through November 26, 2015. Following discussions among Mr. M. Brauser and Fluent representatives, Fluent agreed to extend the exclusivity through November 30, 2015.

On October 26, 2015, Akerman and Winston & Strawn discussed the transaction structure. During the call, Winston & Strawn proposed a two-step merger structure: a corporation wholly-owned by the Company would first merge with and into Fluent, with Fluent surviving the first merger as a wholly-owned subsidiary of the Company, and, promptly thereafter, Fluent would merge with and into a limited liability company wholly-owned by the Company, with the limited liability company surviving the second merger.

On October 27, 2015, the Company and Fluent executed an amendment to the October 1, 2015 letter of intent extending the exclusivity in favor of the Company through November 30, 2015.

On October 27, 2015, the Company representatives met with a representative of Whitehorse Finance to discuss the financing of the cash portion of the merger consideration. Messrs. Allen Karsh, Nick DiBari, Robert Winkelmann, and Chad Norman of Credo 180 also participated in the meeting.

On October 28, 2015, Winston & Strawn circulated a term sheet summarizing its request relating to the rights to be granted to the Fluent stockholders as holders of Series B Preferred, including certain blocking rights and the right to appoint two members of the Board and appoint a non-voting observer to the Board.

On October 30, 2015, Whitehorse Finance delivered to the Company the first draft of a financing term sheet.

On October 30, 2015, Winston & Strawn delivered its revisions to the Merger Agreement to Akerman and the Company. Among other things, the revisions implemented the two-step merger structure proposed on October 26, 2015, expanded the covenants and representations and warranties of the Company, and limited the scope of the post-closing restrictive covenants applicable to the sellers of Fluent’s common stock.

On November 4, 2015, Akerman provided comments to the Merger Agreement. Later that day, Messrs. M. Brauser and Dubner met in New York with Messrs. Schulke, Conlin, and Barsky and agreed on certain outstanding issues in the latest draft of the Merger Agreement, including the scope of the non-competition covenants, the approach to the net working capital adjustments, joint and several liability of Fluent’s founders, and limits on indemnification obligations of the parties.

On November 5, 2015, the Company received a revised draft of the financing term sheet from Whitehorse Finance. Pursuant to this draft, Whitehorse Finance would provide up to $100 million first lien financing, comprised of a $75 million first lien term loan funded at closing and growth facility of up to $25 million subject to terms in the debt financing documents.

On November 6, 2015, Akerman and Winston & Strawn discussed certain tax issues pertaining to the merger and the Merger Agreement. Following the call, Akerman circulated the revised draft of the Merger Agreement to the parties. The revised draft primarily reflected the agreements reached among the parties during the November 4, 2015 meeting and the results of the tax call that took place earlier that day. On the same day, the Company and Whitehorse Finance executed an amendment to the non-disclosure agreement to add a non-circumvention clause in favor of the Company. Also on that day, Mr. Dubner discussed with Mr. Schulke certain employee matters related to the merger and the Merger Agreement.

On November 9, 2015, the Company representatives had a conference call with a representative of Credo 180 regarding the terms of the commitment letter from Whitehorse Finance. The same day, Whitehorse Finance representatives met with Messrs. Dubner (participating by telephone), Reilly, Schulke, Conlin, and a representative of Petsky Prunier in Fluent’s offices in New York.

On November 9, 2015, Akerman sent to Winston & Strawn a revised draft of the term sheet outlining the rights of the holders of Series B Preferred that would be issued to Fluent’s stockholders as part of the merger consideration. The revised draft narrowed the blocking rights of the Fluent stockholders receiving Series B Preferred in the Acquisition to significant capital events of the Company and limited the scope of their board representation rights.

On November 9, 2015, Akerman informed Marsh USA on behalf of the Company that the Company would proceed with AIG as the insurance provider for the representations and warranties insurance policy.

On November 10, 2015, Mr. Dubner sent an email to the Board regarding the terms of the Whitehorse Commitment Letter.

On November 11, 2015, the Board convened a telephonic meeting to discuss the status of the Fluent acquisition and the financing proposal set forth in Whitehorse’s term sheet. The meeting was attended by all of the directors, other than Mr. Robert Fried. In addition to the members of the Board, Messrs. Reilly, Joshua Weingard, the Company’s in-house corporate counsel, and Aaron Solomon, the Company’s interim Chief Financial Officer, and an attorney from Akerman participated in the meeting. At the meeting, Michael Brauser provided an update on the status of Fluent acquisition negotiations and advised the Board that the management of the Company intended to execute the Commitment Letter with Whitehorse Finance. In addition to the above, the Board also approved the minutes of the prior meeting held on September 30, 2015.

On November 11, 2015, the parties and their counsel discussed the transaction status at an all-hands telephone call. On the call, Michael Brauser proposed that the parties expedite the transaction timetable by signing the Merger Agreement on Monday, November 16, 2015 and closing promptly thereafter, rather than signing and closing the transaction simultaneously but at a later date. Fluent and its counsel agreed to consider the proposal and its feasibility. Michael Brauser also indicated that the Company was willing to maintain 15 million shares of the Company common stock as the stock portion of the merger consideration even though the price of the Company’s common stock increased from $7 to over $8.50 since the October 1, 2015 letter of intent. The parties also discussed various open issues pertaining to the Merger Agreement, including those identified in Akerman’s memorandum circulated to Mr. Barsky on November 4, 2015.

On November 11, 2015, the parties had another all-hands call with the same participants. During this call, Winston & Strawn indicated that Fluent and its stockholders would accept the proposed expedited schedule subject to certain conditions, including the payment by the Company at signing of a non-refundable $10 million deposit allocable toward the cash portion of the merger consideration, no financing contingency in the Merger Agreement, and limited pre-closing termination rights of the Company.

On that day, Akerman and the Company received the first draft of the Seller Disclosure Letter to the Merger Agreement, and Akerman circulated to Winston & Strawn a draft of the Certificate of Designation of Series B Non-Voting Convertible Preferred Stock as contemplated in the Merger Agreement.

On November 12, 2015, Mr. Dubner had a call with Messrs. Schulke and Conlin to discuss the terms of the employment agreements with and equity awards to the senior management of Fluent. The same day, the Company and Whitehorse Finance signed the Commitment Letter for the financing of a portion of the cash merger consideration.

On November 12, 2015, the Company and Akerman received from Fluent and Winston & Strawn the revised draft of the Merger Agreement that reflected the bifurcated signing and closing structure proposed by Michael Brauser on November 11, 2015, the related requirement of non-refundable deposit and limitation on the termination rights of the Company. The revised draft provided that most representations and warranties of Fluent would be made only as of signing and not as of closing. The revised draft also contemplated that Fluent would no longer be required as a condition to closing to deliver certain documents at closing.

On November 12, 2015, Winston & Strawn circulated drafts of the form of the Registration Rights Agreement and form of the Stockholder Voting Agreement contemplated in the Merger Agreement, as well as the comments to the Certificate of Designation of Series B Non-Voting Convertible Preferred Stock.

On November 13, 2015, the Audit Committee of the Board held a meeting. Both committee members, Messrs. Peter Benz (Chair) and Robert Swayman, participated in the meeting. Messrs. Dubner and Weingard also participated in the meeting. Mr. Weingard discussed that $7 million of the $10 million non-refundable deposit required at signing of the Merger Agreement would be funded from the sale to Frost Gamma of 20,990 shares of Series B Preferred at $333.50 per share and the issuance to Frost Gamma of a warrant to purchase 524,750 shares of the Company common stock, at an exercise price of $6.67 per share. Following discussion regarding the arm’s-length negotiations and the fairness of the transaction, the committee approved the related party aspect of the transaction with Frost Gamma.

On November 13, 2015, following the meeting of the Audit Committee, all of the members of the Board attended a telephonic meeting. In addition to the members of the Board, the following individuals participated throughout the meeting: Messrs. Reilly, Weingard, and Solomon and an attorney from Akerman. At the meeting, the participants discussed alternative approaches to financing the cash portion of the merger consideration. The Board was also advised that Fluent was requiring the Company to pay a $10 million non-refundable deposit at signing. Michael Brauser informed the Board that the Company proposed to fund the deposit as follows: $7 million would come from the sale to Frost Gamma of Series B Preferred and a warrant to purchase 524,750 as described above and the remaining $3 million would be funded by another private investor in consideration for the sale of Series B Preferred and a warrant to purchase the Company common stock on the same terms. It was noted that the Audit Committee had approved the related party nature of the investment by Frost Gamma. The Board approved funding the $10 million deposit as proposed.

On November 13, 2015, Akerman, Marcum, and the Company representatives participated in a due diligence call with AIG required as part of the underwriting process for the representations and warranties insurance provided by AIG.

Also on that day, Fluent and Company representatives and attorneys from Akerman and Winston & Strawn participated in a telephone call to discuss the status of the Merger Agreement. After the call, Mr. Dubner discussed with Mr. Schulke the outstanding business issues in the Merger Agreement. Akerman circulated to Frost Gamma and certain private investors the draft securities purchase agreements for the sale of Series B Preferred and warrants to fund the $10 million deposit.

On November 14, 2015, Akerman sent to Winston & Strawn the revised draft of the Merger Agreement, comments to the Seller Disclosure Letter and a form of employment agreement for the senior management of Fluent and circulated to Frost Gamma a draft of the Stock Purchase Agreement to issue 119,940 shares of Series B Preferred for the subscription price of $40 million. The parties also finalized the form of the Registration Rights Agreement that day.

On November 15, 2015, Winston & Strawn provided additional comments to the Certificate of Designation of Series B Non-Voting Convertible Preferred Stock and also provided comments to the form of the employment agreement circulated on November 14, 2015. Akerman circulated to Winston & Strawn drafts of various exhibits to the Merger Agreement, including the form of the Certificate of Merger and the Agreement and Plan of Merger for the second step of the merger. The same day, representatives of Whitehorse Finance, Winterberry Group and the Company participated in a call to discuss the status of the transaction and the financing.

On November 15, 2015, the Board’s Compensation Committee held a meeting that was adjourned at 6:00 p.m. on November 15, 2015 and reconvened at 4:05 p.m. on November 16, 2015. Messrs. Rubin and Fried, constituting all the members of the committee, as well as Messrs. Dubner and Weingard, and attorneys from Akerman participated in both portions of the meeting. During the meeting, the committee discussed and approved matters pertaining to the Merger Agreement, including the increase in the Company’s 2015 Stock Incentive Plan from 2.5 million shares to 12.5 million shares, and the grant of restricted stock units to Dr. Frost upon his joining the Board at the closing of the merger transaction.

On November 16, 2015, Winston & Strawn circulated the revised draft of the Merger Agreement. The substantive comments in the revised draft included a provision requiring the Company to increase the number of shares of the Company common stock issuable to the Fluent stockholders if the market price of such shares at closing drops below $6.67 per share. The parties and their counsel made finalizing changes to the Merger Agreement and ancillary documents, exchanging multiple drafts of those documents.

On November 16, 2015, a Board meeting was convened. All of the directors of the Company attended the meeting telephonically. Messrs. Reilly, Weingard, Solomon, and an attorney from Akerman also participated in the meeting. The Board was informed of the status of the merger discussions and related matters, including the $10 million non-refundable deposit and other components of the merger consideration; the obligation of the Company to complete the merger in all circumstances, even if the Company fails to procure financing to pay the merger consideration, except if a material adverse effect occurs with respect to Fluent or if Fluent fails to deliver, at closing, certain closing deliverables; the fact that the representations and warranties of Fluent are being made solely as of signing and they will not be brought down to the closing date; and the limitations on the indemnification obligations of the Fluent sellers under the Merger Agreement. The Board also reviewed and discussed the meeting materials provided to the Board, including a draft of the Merger Agreement, the proposed Certificate of Designation of Series B Non-Voting Convertible Preferred Stock, the proposed Stock Purchase Agreement between the Company and Frost Gamma for the equity investment in the Company of $40 million, the proposed Securities Purchase Agreement with Frost Gamma for the investment of $7 million ear-marked for the non-refundable deposit and similar agreements with two private investors for the remaining $3 million. Mr. Weingard and an attorney from Akerman discussed with the Board the stockholder approval requirements, the required information statement and the anticipated closing timeframe.

The Board reconvened its meeting later in the afternoon of November 16th and received an update on the status of the Merger Agreement and the ancillary documents, following which the Board approved the Merger Agreement and related matters, including the ancillary documents, designation of 1,000,000 shares of preferred stock as Series B Non-Voting Convertible Preferred Stock, the filing of the Certificate of Designation of Series B Non-Voting Convertible Preferred Stock with the Delaware Secretary of State, the sale of Series B Preferred to Frost Gamma to fund a portion of the cash merger consideration, the sale of Series B Preferred and warrants to purchase the Company common stock to Frost Gamma and certain private investors to fund the payment of the $10 million deposit, an amendment to the Company’s 2015 Equity Incentive Plan to increase the number of shares of the Company common stock reserved for issuance thereunder from 2.5 million to 12.5 million, the increase in the size of the Board from seven to nine members, the appointment to the Board of Dr. Phillip Frost as of the Closing date and the grant to Dr. Frost of three million restricted stock units.

During the day on November 16, 2015, the Company, Frost Gamma and certain private investors executed the respective Security Purchase Agreements pursuant to which the Company received the aggregate amount of $10 million to fund the non-refundable deposit payable to Fluent’s stockholders at signing.

Later that evening, Akerman and Winston & Strawn agreed on the final version of the Merger Agreement and the Seller Disclosure Letter. The parties finalized the schedules and certain exhibits to the Merger Agreement. At that time, Akerman and Winston & Strawn released from escrow and delivered the parties’ signature pages to the Merger Agreement.

On November 17, 2015, the Company issued a press release announcing the signing of the Merger Agreement with Fluent.

On November 18, 2015, Whitehorse Finance began its due diligence review of the Company and Fluent for financing purposes.

On November 22, 2015, the Company received the first draft of the Credit Agreement from Whitehorse Finance.

From November 30, 2015 through December 8, 2015 the Company representatives participated in daily telephone calls with Whitehorse Finance, Akerman and attorneys from Latham & Watkins, LLP, counsel to Whitehorse Finance, to review the progress toward the signing of the Credit Agreement.

On December 1, 2015, the Company received from Whitehorse Finance a revised draft of the Credit Agreement that reduced the term loan commitment from $75 million to $45 million.

Beginning on December 1, 2015, the Company and Fluent representatives discussed whether directors and employees of Fluent who are parties to success fee agreements with Fluent should receive a portion of the success fee payable to them in connection with the merger in the form of shares of Series B Preferred.

During the first week of December 2015, the Company’s management determined that it would be desirable to obtain additional $10 million in bridge loan financing to fund a portion of the merger consideration. That week the Company began negotiating the terms of the bridge loan financing with Frost Gamma and certain private investors. The negotiations concluded on December 7, 2015 and resulted in the agreement by Frost Gamma to provide a subordinated loan in the amount of $5 million. To induce Frost Gamma to provide the loan, the Company agreed to issue to Frost Gamma 500 shares of Series B Preferred. Certain private investors agreed to provide the remaining $5 million in debt financing on substantially similar terms.

On December 2, 2015, the Company and Fluent representatives participated in a telephone call with Akerman and Winston & Strawn to review the progress toward the closing.

On December 2, 2015, Michael Brauser discussed with Whitehorse Finance representatives a reduction in the interest rate under the Credit Agreement. The Company and Whitehorse Finance agreed that, in consideration for the reduction in the interest rate accruing on the Whitehorse Finance loan, the Company would issue to Whitehorse Finance or its designees a warrant to purchase 200,000 shares of the Company common stock at an exercise price equal to $8.00 per share or the price per share at which shares of the Company common stock are sold in a public equity offering, whichever is lower.

On December 3, 2015, Whitehorse Finance requested changes to the agreed form of the Stockholders’ Agreement to permit the lender to exercise its remedies under the Credit Agreement and certain revisions of a technical nature.

On December 4, 2015, the Company and Fluent agreed that the Stockholders’ Agreement would be amended to carve-out from the scope of the consent rights granted to the former Fluent stockholders under the Stockholders’ Agreement the transactions and securities issuances in connection with the bridge loan financing.

On December 6, 2015, Winston & Strawn delivered an amendment to the Merger Agreement, including certain exhibits and schedules thereto. The amendment provided that the success fee recipients would receive a portion of their success fees in the form of Series B Preferred, required the additional recipients of Series B Preferred to deliver investor questionnaires and the Registration Rights Agreement and added a line item indemnity for losses arising from the payment of success fees partially in stock. The amendment also updated and clarified certain schedules to the Merger Agreement.

On December 7, 2015, Akerman sent to Winston & Strawn a revised draft of the amendment to the Merger Agreement containing certain conforming revisions.

On December 7, 2015, the Corporate Governance and Nominating Committee of the Board held a meeting. Messrs. Steve Rubin and Robert Fried, constituting all the members of the committee, attended the meeting. Messrs. Dubner and Weingard, as well as two Akerman attorneys, participated in the meeting. A portion of the meeting was devoted to the consideration of Messrs. Ryan Schulke and Donald Mathis as directors nominated by Fluent in accordance with the terms of the Merger Agreement. The committee unanimously approved the appointment of Messrs. Schulke and Mathis to the Board. The committee also approved Mr. Mathis for appointment to the Compensation Committee and Audit Committee of the Board.

On December 7, 2015, a meeting of the Board’s Compensation Committee was held. Messrs. Steve Rubin and Robert Fried, constituting all the members of the committee, attended the meeting. Mr. Dubner and two Akerman attorneys participated in the meeting. During the meeting, the committee members reviewed and approved a grant of 25,000 restricted stock units in the Company to Mr. Mathis and an additional grant of 5,000 restricted stock units to Mr. Mathis upon his joining the Audit Committee of the Board. The grants were made subject to the Company stockholder approval, at the Company’s next annual meeting of stockholders, of an increase in the number of shares of the Company common stock available for issuance under the Company’s 2015 Equity Incentive Plan. The committee reviewed and approved employment agreements with Messrs. Schulke, Conlin, Cullen, and Koncz, the four former stockholders of Fluent, and the employment agreement with Mr. Barsky. The committee reviewed and approved equity grants to certain key employees of Fluent under the Company’s 2015 Equity Incentive Plan, subject to the stockholder approval at the next annual meeting of stockholders of an increase in the number of shares available for issuance under that Plan.

On December 7, 2015, the Board held a telephonic meeting that was attended by all of the directors. Messrs. Weingard, Solomon and Reilly and two Akerman attorneys participated in the meeting. At the meeting, the Board reviewed and unanimously approved the terms of the bridge loan financing, including the issuance of 500 shares of Series B Preferred to Frost Gamma and an additional 500 shares of Series B Preferred to certain private investors, the signing and delivery of the Credit Agreement with Whitehorse Finance and the transaction contemplated thereby, including the issuance of a warrant to purchase 200,000 shares of the Company common stock, the employment agreements with the four former stockholders of Fluent and Mr. Barsky, the appointment of Messrs. Schulke and Mathis to the Board, the appointment of Mr. Mathis to the Audit Committee and Compensation Committee of the Board. The directors also unanimously authorized the Company to execute and deliver the bridge loan documents and the documents ancillary thereto.

On December 7, 2015, a majority of the Company’s stockholders executed a written stockholder consent approving the issuance of the Company common stock underlying Series B Preferred shares that would be issued to Fluent stockholders as part of the merger consideration.

On December 8, 2015, Mr. Daniel Brauser resigned from the Board effective upon the consummation of the merger with the Company.

On December 8, 2015, the parties agreed on the final version of the amendment to the Merger Agreement. Winston & Strawn also delivered a supplement to the Seller Disclosure Letter. The same day, the parties released from escrow all of the documents required as of the closing, including the Stockholders’ Agreement, the Registration Rights Agreement, the general releases, the employment agreements for each of the former stockholders of Fluent, and the escrow agreement.

On December 8, 2015, the Company and Whitehorse Finance fully executed the Credit Agreement and all documents ancillary thereto. The Company delivered to Whitehorse Finance all of the agreements and documents pertaining to the merger requested by Whitehorse Finance, including the Merger Agreement with the amendment thereto.

On December 9, 2015, the parties and their counsel participated in a call to confirm the Company’s authorization to pay the merger consideration, including the issuance of Series B Preferred, in accordance with the terms of the Merger Agreement. Winston & Strawn confirmed the receipt of the merger consideration on December 9, 2015.

The Certificates of Merger with respect to both mergers contemplated by the Merger Agreement were filed on December 9, 2015 following the confirmation by Winston & Strawn of the receipt of the merger consideration.

On December 30, 2015, a majority of the Company’s stockholders executed a written stockholder consent approving the issuance of the Company common stock underlying the warrants issued in the Financing Transactions.

Reasons for the Acquisition

New Growth Opportunities

The Company’s stated strategy has been to apply its next generation data fusion technology to not only the risk management industry, but also as an advanced data analytics platform to the consumer marketing industry, and to enable the public and private sectors to layer the Company’s solutions over their unique data sets. While the Company executes upon its expansion within the risk management industry, the Acquisition accelerates the Company’s entrance into, and expansion within, the consumer marketing industry. The Company will be better positioned to expand upon existing products and to develop and commercialize innovative solutions within the consumer marketing industry.

Potential Synergies

The Acquisition creates many synergies. The acquisition will provide the Company with greater diversity of customers, markets, products, and revenues generated therefrom, within the significantly larger addressable market of the consumer marketing industry. Further, the Acquisition presents significant revenue growth opportunities within the U.S. through the entrance into new markets, cross-selling opportunities, the application of the Company’s data fusion technology to the consumer marketing industry, the enhancement of existing products and solutions and the development and commercialization of new products and solutions, and the increased aggregation and fusion of consumer data, including Fluent’s massive first-party consumer database, creating more robust consumer profiles to be utilized for both risk management and consumer marketing, among other uses. While the Company maintains its long-term strategy of increasing revenue, gaining market share and enhancing stockholder value through internal growth and development, the Company will continually seek to identify and pursue acquisition opportunities by being able to draw upon the resources, experience and development efforts of both the Company and Fluent.

Strengthened Management

The parties believe that the combined company will have a favorable personnel mix. In particular, the parties believe that certain members of each company’s management would complement the other’s existing management team and that the combined company’s management would enjoy a combination of skills and capabilities that would be beneficial to the combined company and its stockholders. Specifically, the Company’s existing management has built leading companies within the data fusion space and has decades of experience in building marketing and sales organizations. Fluent’s co-founders and management have demonstrated success in the marketing industry and in building Fluent into a leader in people-based digital marketing and customer acquisition.

In approving the Merger Agreement and the transactions contemplated thereby or relating thereto, including the Acquisition and the Financing Transactions, the Board consulted with the Company’s management, as well as its outside legal and financial advisors, and it carefully considered the following factors:

•	the likelihood of the enhancement of the strategic position of the Company following the Acquisition;

•	that, upon completion of the Acquisition the Company’s current management and directors would retain control of the Company and the Company’s stockholders prior to the Acquisition would retain a majority of the issued and outstanding Common Stock after the Acquisition;

•	the belief that the combination of the Company and Fluent’s businesses would result in significant strategic benefits to the Company following the Acquisition, which would benefit the Company and its stockholders; and

•	the Board and management’s analyses and understanding of the business, operations, financial performance and condition, strategy and future prospects of Fluent, as well as economic and market conditions and trends in the markets in which Fluent competes.

No Dissenter’s Rights

The corporate action described in this Information Statement will not afford to our stockholders the opportunity to dissent from the actions described herein or to receive an agreed or judicially appraised value for their shares.

No Regulatory Approvals

There are no federal or state regulatory requirements that must be complied with or any approval that must be obtained in connection with the Acquisition.

Material U.S. Federal Income Tax Consequences

We have not obtained a tax opinion from legal counsel or tax experts on the Acquisition. The Acquisition is intended for federal income tax purposes to qualify as one or more reorganizations within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder. Based on the provisions of the Internal Revenue Code of 1986, as amended, existing United States Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change (possibly with retroactive effect), we do not believe that the Acquisition will give rise to the recognition of gain or losses to us or our stockholders for U.S. federal income tax purposes. The foregoing summary is for general information only and does not discuss any state, local, foreign or other tax consequences.

Accounting Treatment

We anticipate accounting for the transaction as a business combination using the acquisition method of accounting for financial accounting purposes, whereby the estimated purchase price will be allocated to the assets and liabilities of Fluent based on their estimated fair values on the closing date of the Acquisition, following Financial Accounting Standards Board Accounting Standards Codification Topic 805, Business Combinations.

Interest of Certain Persons in Matters to be Acted Upon

On November 16, 2015, the Company sold 20,990 shares Series B Preferred and warrant to purchase 524,750 shares of Common Stock at an exercise price of $6.67 per share to Frost Gamma in exchange for $7 million pursuant to a Securities Purchase Agreement.

Pursuant to the FGIT Stock Purchase Agreement, the Company sold 119,940 shares of Series B Preferred to Frost Gamma in exchange for $40.0 million.

Effective December 8, 2015, Company entered into and consummated a bridge loan transaction with Frost Gamma, pursuant to which the Company received $5.0 million in bridge financing, and Frost Gamma received a Bridge Note and a grant of 500 shares of Series B Preferred pursuant to a Fee Letter.

Effective December 8, 2015, Company entered into and consummated a bridge loan transaction with Michael Brauser, the Executive Chairman of the Company, pursuant to which the Company received $4.0 million in bridge financing, and Mr. Brauser received a Bridge Note and a grant of 400 shares of Series B Preferred pursuant to a Fee Letter.

On December 9, 2015, Fluent LLC entered into an employment agreement (the “Schulke Employment Agreement”) with Ryan Schulke, a director of the Company, relating to his service as Chief Executive Officer of Fluent LLC. The Schulke Employment Agreement was deemed effective as of the Effective Date.

Pursuant to the Schulke Employment Agreement, Mr. Schulke will receive an annual base salary of $260,000 payable in accordance with Fluent LLC’s general payroll practices. Mr. Schulke will also receive 550,000 restricted stock units representing Mr. Schulke’s right to receive 550,000 thousand shares of Common Stock, provided that the issuance of shares of Common Stock underlying the restricted stock units is subject to stockholder approval of such issuance at the Company’s next Annual Meeting of Stockholders. The restricted stock units vest ratably over a three year period; provided, however, that no portion of the restricted stock units shall vest unless and until the Company has, for any fiscal year in which the restricted stock units are outstanding, gross revenue determined in accordance with the Company’s audited financial statements in excess of $100.0 million for such fiscal year and positive EBITDA (also as determined based on the Company’s audited financial statements) for such fiscal year, after subtracting all charges for equity compensation paid to executives or other service providers to the Company. Such restricted stock units vest in full upon a Company change in control, termination of Mr. Schulke without cause, termination by Mr. Schulke for good reason, or Mr. Schulke’s death or disability.

Security Ownership of Certain Beneficial Owners and Management

Security Ownership of the Company before the Acquisition

The following table sets forth information with respect to the beneficial ownership of IDI Common Stock immediately before Closing the Acquisition by each person who was an executive officer or director of the Company at that time, all such executive officers and directors as a group, and each person who beneficially owned more than 5% of the Company at that time.

Beneficial Owner Executive Officers and Directors	Shares of Common Stock Beneficially Owned		Percentage of Common Stock Beneficially Owned (%) (1)	Series A Preferred Stock Beneficially Owned		Percentage of Series A Preferred Stock Beneficially Owned (%) (2)	Series B Preferred Stock Beneficially Owned		Percentage of Series B Preferred Stock Beneficially Owned (%) (3)
Michael Brauser (4)	28,530	(5)	*	2,174,962	(6)	43.8%	—		—
Derek Dubner	7,000	(7)	*	—		—	—		—
Peter W.H. Tan	436,729	(8)	2.8%	—		—	—		—
Aaron Solomon	3,000	(9)	*	—		—	—		—
Peter Benz	—		*	—		—	—		—
Daniel Brauser	2,000	(10)	*	52,507	(6)	*	—		—
Robert Fried	450,671	(11)	2.9%	—		—	—		—
Steven Rubin	295,255	(12)	1.9%	—		—	—		—
Robert Swayman	8,130		*	—		—	—		—
All executive officers and directors as a group (9 persons)	1,231,315	(13)	7.9%	2,227,469		44.9%	—		—

5% Holders
Frost Gamma Investments Trust (14)	4,886,688		31.3%	—		—	1,049,500	(15)	70%

*	The person beneficially owns less than 1% of the Company’s outstanding common shares.
(1)	Based on 15,603,286 shares outstanding on December 9, 2015, and in accordance with Rule 13d-1 under the Exchange Act.
(2)	Based on 4,965,302 shares of Series A Preferred Stock outstanding at December 8, 2015, and in accordance with Rule 13d-3 under the Exchange Act.
(3)	Based on 29,985 shares of Series B Preferred outstanding on December 9, 2015, and in accordance with Rule 13d-3 under the Exchange Act.
(4)	Michael Brauser’s shares do not include (i) 2,000,000 Restricted Stock Units (“RSUs”) owned by Marlin Capital Investments, LLC, of which Mr. Brauser is a manager and (ii) 275,000 unvested RSUs owned by Mr. Michael Brauser. The Marlin RSUs are unvested and subject to deferred delivery after vesting.
(5)	Includes 16,259 shares held directly through BSIG, LLC of which Michael Brauser owns a 50% interest. Mr. M. Brauser disclaims beneficial ownership of these shares except to the extent of any pecuniary interest he may have.
(6)	The Series A Non-Voting Convertible Preferred Stock does not vote and converts into shares of the Company’s Common Stock on a one for one basis only if the holder sells the underlying shares of the Company’s Common Stock to a non-affiliated third party.
(7)	Does not include 400,000 RSUs granted to Mr. Dubner. The RSUs represent the right to receive shares of the Company’s Common Stock. 250,000 of these RSUs are vested but subject to deferred delivery.
(8)	Includes (i) 169,800 shares held directly by Mr. Tan, (ii) 160,000 shares held by TGC Partners Limited of which Mr. Tan is the sole member and management director, (iii) 1,929 shares held by TGC Financial Partners Limited (“TGC Partners”), of which Mr. Tan owns 51%. Also includes vested options to purchase 105,000 shares of common stock.

(9)	Does not include 50,000 unvested RSUs granted to Mr. Solomon.
(10)	Does not include 100,000 RSUs granted to Daniel Brauser. The RSUs represent the right to receive shares of the Company’s Common Stock. 50,000 of these RSUs are vested but subject to deferred delivery.
(11)	Includes vested options to purchase 32,000 shares of the Company’s Common Stock. Does not include 50,000 unvested RSUs granted to Mr. Fried.
(12)	Includes vested options to purchase 32,000 shares of the Company’s Common Stock. Does not include 75,000 unvested RSUs granted to Mr. Rubin.
(13)	Includes vested options to purchase 169,000 shares of the Company’s Common Stock.
(14)	Does not include a Warrant to purchase up to 524,750 shares of the Company’s Common Stock at an exercise price of $6.67 per share.
(15)	The Series B Preferred does not vote and converts into shares of the Company’s Common Stock on a one for fifty basis on the Conversion Date. Shares are shown on an as-converted basis.

Security Ownership of Fluent Before the Acquisition

The following table sets forth information with respect to the beneficial ownership of Fluent common stock by each person who was an executive officer or director of Fluent at that time, all such executive officers and directors as a group, and each person who beneficially owned more than 5% of Fluent at that time.

Executive Officers and Directors	Shares of Common Stock Beneficially Owned (1)	Percentage of Common Stock Beneficially Owned
Ryan Schulke	7,353,000	54.5%
Matthew Conlin	4,965,000	36.8%
Sean Cullen	750,000	5.6%
Matthew Koncz	432,000	3.2%
Ken Hanau	0	*
Kenneth Rice	0	*
John Stofko	0	*
All Executive Officers and Directors as a group (7 persons)	13,500,000	100%

*	The person beneficially owns less than 1% of Fluent’s outstanding common shares.
(1)	Based on 13,500,000 shares outstanding on December 9, 2015, and in accordance with Rule 13d-3 under the Exchange Act.

Security Ownership of the Company after the Acquisition

The following table sets forth information with respect to the beneficial ownership of the IDI Common Stock after Closing the Acquisition by each person serving as an executive officer or director of IDI, all such executive officers and directors as a group, and each person who owns more than 5% of IDI Common Stock or Series B Preferred Stock.

Beneficial Owner Executive Officers and Directors	Common Stock Beneficially Owned at Closing		Percentage of Common Stock Beneficially Owned (1)	Series A Preferred Stock Beneficially Owned at Closing		Percentage of Series A Preferred Stock Beneficially Owned (2)	Series B Preferred Stock Beneficially Owned at Closing		Percentage of Series B Preferred Stock Beneficially Owned (3)
Michael Brauser (4)	28,530		*	2,174,962	(5)	43.8%	20,000	(6)	0.1%
Derek Dubner	7,000	(7)	*	—		—	—		—
Peter W. H. Tan	436,729	(8)	2.8%	—		—	—		—
Aaron Solomon	3,000	(9)	*	—		—	—		—
Peter Benz	—		*	—		—	—		—
Robert N. Fried	450,671	(10)	2.9%	—		—	—		—
Phillip Frost (11)	4,886,688		31.3%	—		—	7,071,500	(6)	31.4%
Donald Mathis	—		*	—		—	—		—
Steven D. Rubin	295,255	(12)	1.9%*	—		—	—		—
Ryan Schulke	—		*	—		—	7,827,200	(6)	34.7%
Robert Swayman	8,130		*	—		—	—		—
All executive officers and directors as a group (11 persons)	6,116,003	(13)	39.1%	2,174,962	(5)	43.8%	14,918,700	(6)	66.2%

5% Holders
Frost Gamma Investments Trust (11)	4,886,688		31.3%				7,071,500	(6)	31.4%
Matthew Conlin	—		*	—		—	5,285,200	(6)	23.4%

*	The person beneficially owns less than 1% of IDI’s outstanding common shares.
(1)	Based on 15,603,286 shares of Company’s Common Stock outstanding on December 9, 2015, and in accordance with Rule 13d-3 under the Exchange Act.
(2)	Based on 4,965,302 shares of Series A Preferred Stock outstanding at December 9, 2015, and in accordance with Rule 13d-3 under the Exchange Act.
(3)	Based on 450,962 shares of Series B Preferred outstanding on December 9, 2015, and in accordance with Rule 13d-3 under the Exchange Act.
(4)	Michael Brauser’s shares do not include (i) 2,000,000 Restricted Stock Units (“RSUs”) owned by Marlin Capital Investments, LLC, of which Mr. Brauser is a manager and (ii) 275,000 unvested RSUs owned by Mr. Michael Brauser. The Marlin RSUs are unvested and subject to deferred delivery after vesting.
(5)	The Series A Non-Voting Convertible Preferred Stock does not vote and converts into shares of the Company’s Common Stock on a one for one basis only if the holder sells the underlying shares of the Company’s Common Stock to a non-affiliated third party.
(6)	The Series B Preferred does not vote and converts into shares of the Company’s Common Stock on a one for fifty basis on the Conversion Date. Shares are shown on an as-converted basis.
(7)	Does not include 400,000 RSUs granted to Mr. Dubner. The RSUs represent the right to receive shares of the Company’s Common Stock. 250,000 of these RSUs are vested but subject to deferred delivery.
(8)	Includes (i) 169,800 shares held directly by Mr. Tan, (ii) 160,000 shares held by TGC Partners Limited of which Mr. Tan is the sole member and management director, (iii) 1,929 shares held by TGC Partners, of which Mr. Tan owns 51%. Also includes vested options to purchase 105,000 shares of the Company’s Common Stock.
(9)	Does not include 50,000 unvested RSUs owned by Mr. Solomon.

(10)	Includes vested options to purchase 32,000 shares of the Company’s Common Stock. Does not include 50,000 unvested RSUs granted to Mr. Fried.
(11)	Does not include a Warrant to purchase up to 524,750 shares of the Company’s Common Stock at an exercise price of $6.67 per share.
(12)	Includes vested options to purchase 32,000 shares of the Company’s Common Stock. Does not include 75,000 unvested RSUs granted to Mr. Rubin.
(13)	Includes vested options to purchase 169,000 shares of the Company’s Common Stock.

Where You Can Find More Information

We file periodic reports, proxy and Information Statements and other information with the SEC in accordance with the requirements of the Exchange Act. Our SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov. You also may read and copy any document we file at the SEC’s public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. Our Common Stock is listed and traded on the NYSE MKT Exchange under the trading symbol “IDI.”

You may request a copy of our filings with the SEC at no cost, by making written or telephone requests for such copies to:

IDI, Inc.

2650 North Military Trail, Suite 300

Boca Raton, Florida 33431

Attention: Jordyn Kopin, Director of Investor Relations

Phone: 561-757-4000

You should rely only on the information provided in this filing. You should not assume that the information in this Information Statement is accurate as of any date other than the date of this document. We have not authorized anyone else to provide you with any information.

Brokers, Custodians, Etc.

We have asked brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of our Common Stock held of record by such persons and will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

Incorporation of Certain Information by Reference

The documents listed below are incorporated by reference into this Information Statement:

•	Our annual report on Form 10-K for the year ended December 31, 2014 filed on April 15, 2015;

•	The information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2014 from our Definitive Proxy Statement on Schedule 14A filed on April 30, 2015;

•	Our quarterly reports on Form 10-Q for the quarter ended March 31, 2015 filed on May 20, 2015, as amended by the Form 10-Q/A filed on May 27, 2015, for the quarter ended June 30, 2015, filed on August 14, 2015, and for the quarter ended September 30, 2015, filed on November 16, 2015;

•	Our current reports on Form 8-K filed on March 26, 2015 (as amended by the Form 8-K/A filed June 5, 2015 and July 10, 2015), May 1, 2015, May 20, 2015, May 27, 2015, June 1, 2015, June 4, 2015, June 22, 2015, July 2, 2015, July 15, 2015, July 28, 2015, September 10, 2015, November 19, 2015, December 2, 2015, December 10, 2015, December 15, 2015, January 15, 2016, and January 19, 2016 (with respect to each such Form 8-K, other than information furnished pursuant to Items 2.02 and 7.01 of Form 8-K and any related exhibits), and our reports on Form 6-K filed February 13, 2015 and March 17, 2015; and

•	The description of our common stock in our registration statement on Form F-3 filed with the SEC on September 1, 2011, as updated by the current report Form 8-K filed with the SEC on March 26, 2015, and any amendments and reports filed for the purpose of updating such description; and

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Information Statement is modified or superseded for purposes of this Information Statement to the extent that a statement contained in this Information Statement or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

We are an Exchange Act reporting company and are required to file periodic reports on Form 10-K and 10-Q and current reports on Form 8-K. You may read and copy all or any portion of the information, which we file at the SEC’s public reference room at 100 F Street, N.E., Washington, DC 20549, Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Also, the SEC maintains an internet site that contains reports, proxy and information statements, and other information that we file electronically with the SEC, including the registration statement. The website address is www.sec.gov.

APPENDIX A

WRITTEN CONSENT

OF

THE STOCKHOLDERS

OF

IDI, INC.

Each of the undersigned stockholders of IDI, Inc., a Delaware corporation (the “Corporation”), having voting power with respect to that number of shares set forth on the signature page of such stockholder attached to this written consent, in accordance with Sections 213 and 228 of the General Corporation Law of the State of Delaware and the Corporation’s Certificate of Incorporation and bylaws, and in lieu of holding a meeting of the stockholders of the Corporation, hereby waive all notices, statutory or otherwise, consent to and approve the following resolutions and direct that this Written Consent be filed with the records of the Corporation:

WHEREAS, on November 16, 2015, the Board of Directors of the Corporation (the “Board”) has approved a two-step merger transaction pursuant to which Fluent, Inc., a Delaware corporation (“Fluent”), will be acquired by the Corporation and will become a wholly-owned subsidiary of the Corporation (the “Merger”);

WHEREAS, in connection with the Merger, on November 16, 2015, the Board has approved and the Corporation has filed with the Delaware Secretary of State a Certificate of Designation designating 1,000,000 of preferred stock as Series B Non-Voting Convertible Preferred Stock, par value $0.0001 per share (“Series B Preferred”), and specifying the preferences and rights of the Series B Preferred (the “Certificate of Designation”), including, without limitation, the automatic conversion of Series B Preferred into the number of shares of the Corporation’s common stock specified in the Certificate of Designation (such shares of common stock, the “Conversion Shares”) on the twenty first (21st) day following the mailing of the information statement disclosing the approval by the Corporation’s stockholders of the issuance of the Conversion Shares;

WHEREAS, upon issuance, the Conversion Shares will constitute greater than 20% of the Corporation’s issued and outstanding common stock and such issuance requires an approval by the Corporation’s stockholders under the NYSE MKT Company Guide Rules;

WHEREAS, the Corporation’s Certificate of Incorporation provides that the stockholders of the Corporation may take an action by written consent in lieu of a meeting if the Board adopts a resolution authorizing such action by written consent in advance;

WHEREAS, the Board has adopted resolutions authorizing the stockholders of the Corporation to take an action by written consent in lieu of a meeting for purposes of approving the issuance of the Conversion Shares.

NOW, THEREFORE, BE IT RESOLVED, that the undersigned hereby approve, under the NYSE MKT Company Guide Rules, the issuance of Conversion Shares on the terms and in accordance with the Certificate of Designation.

FURTHER RESOLVED, for the purpose of listing the Conversion Shares, the Corporation be, and it hereby is, authorized to submit, by and through any proper officer of the Corporation (each such person, an “Authorized Person”), to the NYSE MKT an Additional Listing Application, together with any related filings and documents, to be in substantially the form reviewed by any Authorized Person, with such changes, additions, modifications and deletions therein and containing such terms as any Authorized Person deems necessary or appropriate.

FURTHER RESOLVED, that any Authorized Person be, and each of them hereby is, authorized, in the name and on behalf of the Corporation, to take from time to time all such actions and to (i) execute and deliver

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all such instruments, certificates, consents, amendments, and other documents in connection therewith required to issue the Conversion Shares on the terms and at the time authorized by this Written Consent as may be deemed by such Authorized Person taking such action or executing, delivering or filing such instruments or other documents to be necessary or advisable to carry out the intent of the foregoing resolutions (with any changes thereto as any such Authorized Person executing the same shall approve, as conclusively evidenced by his or her execution thereof), and (ii) file all documents necessary or appropriate under state corporation laws with any appropriate governmental authority, whether domestic or foreign, or to take any other actions as may be required in connection therewith.

FURTHER RESOLVED, that all actions heretofore taken by any director of the Corporation or any Authorized Person in connection with, or with respect to, the matters referred to in the foregoing resolutions be and hereby are confirmed, ratified and approved.

FURTHER RESOLVED, that this Written Consent may be signed in two or more counterparts, each of which shall constitute an original and all of which shall constitute but one and the same instrument.

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APPENDIX B

WRITTEN CONSENT

OF

THE STOCKHOLDERS

OF

IDI, INC.

Each of the undersigned stockholders of IDI, Inc., a Delaware corporation (the “Corporation”), having voting power with respect to that number of shares set forth on the signature page of such stockholder attached to this written consent, in accordance with Sections 213 and 228 of the General Corporation Law of the State of Delaware and the Corporation’s Certificate of Incorporation and bylaws, and in lieu of holding a meeting of the stockholders of the Corporation, hereby waive all notices, statutory or otherwise, consent to and approve the following resolutions and direct that this Written Consent be filed with the records of the Corporation:

WHEREAS, pursuant to the resolutions adopted at a meeting of the Board of Directors of the Corporation (the “Board”) duly convened on November 16, 2015, the Board approved (i) the issuance to Frost Gamma Investments Trust of a warrant (the “Gamma Warrant”) to purchase up to five hundred twenty four thousand seven hundred fifty (524,750) shares of the Corporation’s Common Stock (the “Gamma Shares”), exercisable in accordance with the terms of the Gamma Warrant, (ii) the issuance to Barry Honig of a warrant (the “Honig Warrant”) to purchase up to one hundred forty nine thousand nine hundred twenty five (149,925) shares of the Corporation’s Common Stock (the “Honig Shares”), exercisable in accordance with the terms of the Honig Warrant; and (iii) the issuance to Four Kids Investment Fund LLC of a warrant (the “Fund Warrant”) to purchase up to seventy four thousand nine hundred fifty (74,950) shares of the Corporation’s Common Stock (the “Fund Shares”), exercisable in accordance with the terms of the Fund Warrant;

WHEREAS, pursuant to the resolutions adopted at a meeting of the Board duly convened on December 7, 2015, the Board approved the issuance of the following warrants: (i) to WhiteHorse Holdings II, LLC, a warrant to purchase up to forty four thousand four hundred forty four (44,444) shares of the Corporation’s Common Stock, (ii) to Whitehorse Finance, Inc., a warrant to purchase up to one hundred twenty four thousand four hundred forty five (124,445) shares of the Corporation’s Common Stock, and (iii) to H.I.G. Whitehorse SMA ABF, Inc., a warrant to purchase up to thirty one thousand one hundred eleven (31,111) shares of the Corporation’s Common Stock, in each case exercisable in accordance with the terms of the respective warrant (the warrants listed in (i), (ii) and (iii) collectively, the “HIG Warrants”, and the shares of the Corporation’s Common Stock issuable pursuant to the HIG Warrants, the “HIG Shares”);

WHEREAS, in accordance with the requirements of the NYSE MKT, the issuance of the Gamma Shares, the Honig Shares, the Fund Shares and the HIG Shares requires a prior approval by the stockholders of the Corporation;

WHEREAS, the Corporation’s Certificate of Incorporation provides that the stockholders of the Corporation may take an action by written consent in lieu of a meeting if the Board adopts a resolution authorizing such action by written consent in advance;

WHEREAS, the Board has adopted resolutions authorizing the stockholders of the Corporation to take action by written consent in lieu of a meeting for purposes of approving the issuance of the Gamma Shares, the Honig Shares, the Fund Shares and the HIG Shares.

NOW, THEREFORE, BE IT RESOLVED, that the undersigned hereby approve, under the NYSE MKT Company Guide Rules, the issuance of the Gamma Shares, the Honig Shares, the Fund Shares and the HIG Shares on the terms and in accordance with the Gamma Warrant, the Honig Warrant, the Fund Warrant and the HIG Warrants, respectively.

B-1

FURTHER RESOLVED, for the purpose of listing the Gamma Shares, the Honig Shares, the Fund Shares and the HIG Shares, the Corporation be, and it hereby is, authorized to submit, by and through any proper officer of the Corporation (each such person, an “Authorized Person”), to the NYSE MKT an Additional Listing Application, together with any related filings and documents, to be in substantially the form reviewed by any Authorized Person, with such changes, additions, modifications and deletions therein and containing such terms as any Authorized Person deems necessary or appropriate.

FURTHER RESOLVED, that any Authorized Person be, and each of them hereby is, authorized, in the name and on behalf of the Corporation, to take from time to time all such actions and to (i) execute and deliver all such instruments, certificates, consents, amendments, and other documents in connection therewith required to issue the Gamma Shares, the Honig Shares, the Fund Shares and the HIG Shares on the terms and at the time authorized by this Written Consent as may be deemed by such Authorized Person taking such action or executing, delivering or filing such instruments or other documents to be necessary or advisable to carry out the intent of the foregoing resolutions (with any changes thereto as any such Authorized Person executing the same shall approve, as conclusively evidenced by his or her execution thereof), and (ii) file all documents necessary or appropriate under state corporation laws with any appropriate governmental authority, whether domestic or foreign, or to take any other actions as may be required in connection therewith.

FURTHER RESOLVED, that all actions heretofore taken by any director of the Corporation or any Authorized Person in connection with, or with respect to, the matters referred to in the foregoing resolutions be and hereby are confirmed, ratified and approved.

FURTHER RESOLVED, that this Written Consent may be signed in two or more counterparts, each of which shall constitute an original and all of which shall constitute but one and the same instrument.

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